Exhibit 10.3

Execution Version

PRIVATE AND STRICTLY

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

Between

INSTINET GROUP INCORPORATED,

INSTINET CLEARING SERVICES, INC.,

PROTRADER GROUP LIMITED PARTNERSHIP,

PROTRADER GROUP MANAGEMENT, LLC,

ZONE TECHNOLOGY PARTNERS, LLC,

ZONE TRADING PARTNERS, LLC,

INSTINET BROKERAGE SOLUTIONS, L.P.,

PROTRADER SECURITIES, LP,

ANDREW S. KERSHNER,

and

OVERUNDER, LLC

May 28, 2004

i

ii

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into to be effective as of June 1, 2004 (the “Effective Date”), by and between Instinet Group Incorporated, a Delaware corporation (“Parent”), Instinet Clearing Services, Inc., a Delaware corporation (“ICS”), Protrader Group Limited Partnership, a Delaware limited partnership (“PGLP”), Protrader Group Management, LLC, a Delaware limited liability company (“Protrader Management,” and, collectively with PGLP, the “Protrader Entities”), Protrader Securities, LP, a Texas limited partnership (“PSC”), Instinet Brokerage Solutions, L.P., a Delaware limited partnership formerly known as Protrader Technologies Limited Partnership, a Delaware limited partnership (“Protrader Technologies,” and, together with Parent, ICS and PSC, the “Sellers”), Zone Technology Partners, LLC, a Texas limited liability company (“Buyer”), Zone Trading Partners, LLC, a Delaware limited liability company (“Zone Trading”), Overunder, LLC, a Delaware limited liability company (“Overunder”) and Andrew S. Kershner (“Kershner”). Certain capitalized terms used herein are defined in Section 8.1 and the locations of the definitions of certain other capitalized terms are set forth in Section 8.2.

W I T N E S S E T H

WHEREAS, Sellers are engaged in, among other things, the business of developing, operating, licensing, supporting and maintaining certain software used for electronic securities trading known generally as “Gr8trade”;

WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, certain of the software and other assets associated with such business on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Zone Trading, Parent and Overunder, and certain other parties, wish to terminate certain existing agreements and to release and discharge certain claims or disputed claims with respect thereto;

WHEREAS, Burch, Jamail, Overunder and McEntire (collectively, the “Protrader Claims Group”) desire to acquire from the Protrader Entities, and the Protrader Entities desire to assign to the Protrader Claims Group, all of the Protrader Entities’ right, title and interest in and to the Protrader Claims; and

WHEREAS, Buyer and Sellers desire to enter into certain agreements governing the licensing of certain Intellectual Property Rights and technology from Buyer to Parent and the provision of certain services from Parent to Buyer and related Persons under this Agreement, the License-Back Agreement and the Co-Location Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

SALE AND PURCHASE

1.1 Transfer of Assets. Subject to the terms and conditions set forth herein, Sellers shall sell, assign, grant, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Sellers, on and as of the First Closing Date, the following assets (collectively, the “Assets”):

(a) Transferred Software. All rights to the tangible embodiments of the software products, tools and scripts listed on Schedule 1.1(a); all Versions thereof; all full or partial copies of any thereof, including all backup or archival copies; all routines, screens, interfaces, menus, buttons or icons comprised in the software products, tools and scripts listed on Schedule 1.1(a) or in any Versions thereof; and all code with respect to any thereof (including source code, object code or executable binary code), whether on magnetic tape, disk, semiconductor device, or any other memory device or medium, including the Common Product Elements (the “Transferred Software”).

(b) Testing Materials. All technical information, documents or materials listed on Schedule 1.1(b) (collectively, the “Testing Materials”).

(c) Documentation. All manuals, notes, reports, documentation, drawings, flow charts, specifications, templates, files (whether electronic or otherwise but excluding any software-related files), diagrams, work papers, programmers’ notes or other data, information or materials necessary for the use of any of the Assets (including with respect to developing, maintaining, testing, enhancing, supporting or correcting defects in any of the Assets, Transferred Software or Testing Materials), and including any of the materials listed on Schedule 1.1(c) (collectively, the “Documentation”).

(d) Names and Marks. All names, trade or assumed names, or marks and all variations of any thereof, together with any registrations or applications for registration for any thereof, in each case listed on Schedule 1.1(d), and all goodwill associated therewith (the “Transferred Marks”).

(e) Internet Assets. All web-pages, source code, scripts and components listed on Schedule 1.1(e) (the “Transferred Internet Assets”).

(f) Transferred Agreements. Subject to Section 4.2, all rights of Sellers relating to the time period after the First Closing under the agreements listed on Schedule 1.1(f) (collectively, the “Transferred Agreements”).

(g) Tangible Assets. The tangible personal property, inventories, machinery, supplies, furniture, racks, cables, fixtures and server, network, desktop and other hardware or equipment listed on Schedule 1.1(g) (collectively, the “Tangible Assets”); provided, however, that any Tangible Asset that Buyer notifies Sellers prior to December 31, 2004 that Buyer does not wish to take possession of shall not be a Tangible Asset but shall instead be an Excluded Asset (provided further that there shall be no change to the Consideration as the result of any such notice).

(h) Books, Records and Other Materials. All books, records or other materials that directly relate to the Assets and that are required in order for the Buyer to utilize the Assets or that directly relate to the Assumed Liabilities, including the books, records or materials listed on Schedule 1.1(h) (collectively, the “Books and Records”).

(i) Permits. All licenses, permits, registrations, certificates, orders, waivers, variances, authorizations and other approvals from any Authority listed on Schedule 1.1(i) (collectively, the “Permits”).

(j) Warranties, etc. All rights of Sellers or any of their Affiliates in and to any warranties or similar covenants or commitments made by third parties with respect to any of the Assets.

(k) Intellectual Property Rights. All Intellectual Property Rights owned by Sellers or any Affiliate of any Seller as of the First Closing Date in any of the Transferred Software, the Testing Materials, the Documentation, the Transferred Marks, the Transferred Internet Assets, and the Books and Records (collectively, the “Transferred IP”).

1.2 Assignment of Protrader Claims. Subject to the terms and conditions set forth herein, the Protrader Entities shall assign, grant, transfer, convey and deliver to the Protrader Claims Group, as tenants in common in the respective percentages set forth on Schedule 1.2, and the Protrader Claims Group shall acquire and accept from the Protrader Entities, on and as of the First Closing Date, all of the Protrader Entities’ right, title and interest in and to the Protrader Claims.

1.3 Excluded Assets. Subject to Section 1.3(a) below, Sellers and/or any Affiliate of Sellers shall retain all of their right, title and interest in and to all the assets of Sellers and/or such Affiliates that are not Assets and not listed on any Schedule hereto, including the following (collectively, the “Excluded Assets”):

(a) Retained Software Products. The software products, tools and scripts owned, licensed or under development by or on behalf of Sellers and/or any Affiliate of Sellers that are not Transferred Software, including those listed on Schedule 1.3(a)-1; all Versions thereof; all full or partial copies of any thereof, including all backup or archival copies; all routines, screens, interfaces, menus, buttons or icons comprised therein or in any Versions thereof; and all code with respect to any thereof (including source code, object code or executable binary code), whether on magnetic tape, disk, semiconductor device, or any other memory device or medium (collectively, the “Retained Products”); provided, however, notwithstanding anything in this Agreement to the contrary, that in the event that any of the Retained Products contain or utilize any information, materials, components or other Intellectual Property Rights that are also contained in, utilized by or shared with any of the Transferred Software, then such common elements (collectively, “Common Product Elements”) shall be deemed to be a part of the Transferred Software and not a part of the Retained Products. Without limiting the foregoing, the parties agree that the elements listed on Schedule 1.3(a)-2 attached hereto shall be deemed a part of the Transferred Software and not a part of the Retained Products.

(b) Retained Names and Marks. All names, trade or assumed names, or marks and any variations thereof, other than the Transferred Marks, and including those listed on Schedule 1.3(b) and all variations of any thereof, together with any registrations or applications for registration for any thereof and all goodwill associated therewith.

(c) Retained Internet Assets. All domain names, Internet addresses and other computer identifiers, web sites and web pages other than those listed on Schedule 1.1(e).

(d) Retained Agreements. All rights of Sellers (and/or any Affiliates of Sellers) under all agreements entered into between Sellers (and/or their relevant Affiliates) and third parties, other than rights transferred to Buyer with respect to the Transferred Agreements.

(e) Retained Tangible Assets. All tangible personal property of Sellers and/or any Affiliate of Sellers, other than the Tangible Assets.

(f) Real Property. All real property interests of Sellers and/or any Affiliate of Sellers, including leasehold interests.

(g) Current Assets. All cash, cash equivalents and accounts receivable assets of Sellers and/or any Affiliate of Sellers.

(h) Retained Intellectual Property Rights. All Intellectual Property Rights other than the Transferred IP.

Sellers, and not Buyer, shall be responsible for disposing of or otherwise dealing with any Excluded Assets.

1.4 Assumption of Certain Liabilities and Obligations. Subject to the terms and conditions set forth herein (including Sections 4.2 and 4.10 hereof), Buyer shall assume and be obligated to discharge (i) all contractual liabilities and obligations of Sellers relating to the time period after the First Closing under the Transferred Agreements and (ii) any additional liabilities specifically identified on Schedule 1.4(ii) (collectively, the “Assumed Liabilities”), but in each case only to the extent that the same relate to the Assets. Buyer acknowledges and agrees that, after the First Closing, except as otherwise specifically provided herein or in the Co-Location Agreement, Buyer shall be solely responsible for the Assets and all liabilities arising out of the use of the Assets, and Sellers shall have no responsibility or liability therefor.

1.5 Excluded Liabilities. Except for those liabilities specifically assumed by Buyer pursuant to Section 1.4, Buyer shall not assume and shall not be liable for, and Sellers or the relevant Affiliates of Sellers shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Sellers, of any of the Protrader Entities or of any of their respective Affiliates (whether express or implied, whether fixed or contingent, whether liquidated or unliquidated, whether known or unknown, whether accrued, due or to become due, and whether related to the Assets or the Business or the Protrader Claims or otherwise), nor shall the Assets or the Protrader Claims be subject to any such obligation or liability (all such obligations or liabilities other than the Assumed Liabilities are collectively referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing and except for the Assumed Liabilities, Buyer shall not assume or become liable to pay, perform or discharge:

(a) Any obligations or liabilities arising from the relationship between Sellers or any of their Affiliates and any of their respective employees or any termination thereof, including any bonus, commission or severance obligations of Sellers existing as of the date hereof or arising by reason of the termination of any of Sellers’ employees by Sellers;

(b) Any liability associated with or arising out of any Excluded Asset;

(c) Subject to Section 1.6, any liability for Taxes arising out of any failure by any Seller or any Affiliate of any Seller to (i) timely pay to any appropriate taxing Authority, in compliance with Applicable Law, all Taxes with respect to the Assets for all periods through the First Closing, or (ii) withhold from any Employee, and to timely pay to the appropriate taxing Authority, in compliance with Applicable Law, all Taxes with respect to any Employee through all periods in which such Employee is employed by any Seller or any Affiliate of any Seller;

(d) Any obligation or liability of any Seller or any Affiliate of Sellers under any Employee Benefit Plan;

(e) Any liability of any Seller for Wage Claims;

(f) Any obligation or liability of Sellers or any of their Affiliates for any finder’s, broker’s or advisor’s fees or expenses or the like, whether incurred in connection with any of the transactions contemplated by this Agreement or otherwise;

(g) Any legal proceedings (and any debts, obligations and liabilities with respect thereto), other than any legal proceedings relating to the Protrader Claims (which shall be the responsibility of the Protrader Claims Group and for which Sellers shall be entitled to receive indemnification under Section 6.3(iv)), now pending or hereafter instituted against Sellers or any liability of Sellers or any Affiliate of Sellers to indemnify any Authority or other Person;

(h) Any liability of Sellers or any Affiliate of Sellers relating to intercompany obligations or other obligations between Sellers and any Affiliate of Sellers; or

(i) Any obligation or liability under any contract, commitment or agreement unless the same is expressly identified herein and expressly assumed by Buyer hereunder.

1.6 Certain Tax Matters.

(a) Any sales, use and/or other transfer Taxes resulting from any of the transactions contemplated by this Agreement, including the transfer of the Assets, the transfer of the Protrader Claims, the termination of the Existing Agreements, the release of the Released Claims and the assumption of the Assumed Liabilities shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand, regardless of the Person on whom such Taxes are imposed, provided, however, to the extent permitted by Applicable Law, Sellers and Buyer shall cooperate in minimizing any such Taxes. Sellers and Buyer shall further cooperate to timely prepare and file any Tax return or other filings relating to such transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any transfer Taxes, and Sellers shall timely file any such Tax return and timely pay any associated transfer Taxes unless Buyer is required to file such Tax return by Applicable Law. With respect to such Tax returns filed by any Seller, Buyer shall pay to such Seller, not later than five (5) Business Days before the due date for payment of such transfer Taxes, an amount equal to fifty percent (50%) of the transfer Taxes shown on such return or other filing, and such Seller shall, following the filing thereof, promptly furnish to Buyer a copy of such return or other filing and a copy of a receipt showing payment of any such transfer Tax. With respect to such Tax returns filed by Buyer, Sellers shall pay to Buyer, not later than five (5) Business Days before the due date for payment of such transfer Taxes, an amount equal to fifty percent (50%) of the transfer Taxes shown on such return or other filing, and Buyer shall, following the filing thereof, promptly furnish to Sellers a copy of such return or other filing and a copy of a receipt showing payment of any such transfer Tax.

(b) Ad valorem tangible personal property Taxes with respect to the Assets for assessment periods within which the First Closing occurs shall be apportioned between the Sellers, on the one hand and Buyer, on the other hand, as of the First Closing Date, without regard to any applicable early payment discount, based on the number of days in any such period falling on or before the First Closing Date, on the one hand, and after the First Closing Date, on the other hand (it being understood that Buyer is responsible for the portion of each such apportioned Taxes attributable to the number of days after the First Closing Date in the relevant assessment period). If the amount of such Taxes with respect to any of the Assets for the assessment period in which the First Closing occurs has not been determined as of the First Closing Date, then the ad valorem real and tangible personal property Taxes with respect to such Assets for the preceding calendar year, without regard to any applicable early payment discount, shall be used to calculate such prorations, with known changes in valuation or assessment applied. The amount of any such prorated Taxes shall be reasonably determined between Buyer and Sellers within fourteen (14) days after the First Closing Date, and the requisite payment of any such prorated amount from either Buyer to Sellers or from Sellers to Buyer, as the case may be, shall be paid no later than thirty (30) days following the First Closing Date. If the actual amount of any such Taxes varies by more than ten percent (10%) from estimates used at the First Closing to prorate such Taxes, then Buyer and Sellers shall re-prorate such Taxes within ten (10) days following request by either party based on the actual amount of the Tax bill.

1.7 Termination and Release of Certain Agreements and Accounts.

(a) At the First Closing, Zone Trading, Parent, Overunder, Burch, Jamail, Kershner, McEntire, Bunda, Horne, Van Eman, Young, Zone Equity, PSC, Protrader Technologies and Comerica Securities, Inc. shall execute and deliver a Mutual Release and Termination Agreement in the form attached hereto as Exhibit A (the “First Release”). Pursuant to the First Release, (i) except as may be expressly provided therein, the First Release Agreements shall be terminated; (ii) any and all claims with respect to the First Release Agreements (and any other claims to be released under the First Release) shall be released in accordance with the terms of the First Release except as may be specifically provided in the First Release; and (iii) all amounts held in escrow under the Escrow Agreement shall be distributed to the persons entitled to receive the same in accordance with the terms of the Escrow Agreement and the First Release, except as provided in Section 1.8(b) below.

(b) On the Clearing Transition Date, Zone Trading, Parent and ICS shall execute and deliver a Mutual Release and Termination Agreement in the form attached hereto as Exhibit B (the “Second Release”). Pursuant to the Second Release, (i) the JBO Agreement and the Stock Purchase Agreement shall be terminated and (ii) any and all claims with respect to the JBO Agreement or the Stock Purchase Agreement shall be released in accordance with the terms of the Second Release except as may be specifically provided in the Second Release.

1.8 Consideration.

(a) In consideration of (i) the termination of the First Release Agreements and the release of the Released Claims released thereby, (ii) the transfer of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer, and (iii) the transfer and assignment by the Protrader Entities of the Protrader Claims to the Protrader Claims Group and (iv) the settlement of all amounts owed by Kershner, Burch or Jamail under the Execution Agreement, Sellers shall be paid the sum of Seven Million Seven Hundred Fifty Thousand and No/100 Dollars ($7,750,000.00) (the “Consideration”).

(b) The Consideration shall be paid as described in this Section 1.8. At the First Closing, the full amount of the Consideration shall be released from one or more of the escrow accounts established for Overunder, Kershner, Burch or Jamail under the Escrow Agreement and delivered by wire transfer to Sellers in accordance with the arrangement set forth on Schedule 1.8(b) hereto. All of the Consideration, other than Five Hundred Thousand ($500,000.00) (the “Allocation Amount”), shall be deemed to be paid to Instinet by Kershner in settlement of all amounts owed by Kershner, Burch or Jamail under the Execution Agreement.

1.9 Allocation of Consideration. For purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, the Allocation Amount (taking into account transaction costs paid by the respective parties) shall be allocated in accordance with the fair market value of the Assets. Each of Buyer, on the one hand, and Sellers, on the other hand, agrees to promptly provide to the other such party’s employer identification number for use in completing each such party’s respective IRS Form 8594.

1.10 First Closing. Subject to the terms and conditions of this Agreement, the closing of the transfer of the Assets, the assumption of the Assumed Liabilities, the termination of the First Release Agreements pursuant to the First Release, the release of certain of the Released Claims pursuant to the First Release, the transfer and assignment of the Protrader Claims to the Protrader Claims Group, the execution of the License-Back Agreement and the execution of the Co-Location Agreement (collectively, the “First Closing”) shall take place at 10:00 a.m. on the Effective Date (the “First Closing Date”), at the offices of Graves, Dougherty, Hearon & Moody, 2300 Bank of America Tower, Austin, Texas 78701, or at such other place as shall be agreed to by the parties. The effective time of the First Closing shall be the close of business on the First Closing Date (the “Effective Time of the First Closing”).

1.11 Actions at the First Closing. At the First Closing, Sellers shall deliver the Assets to Buyer, Buyer and Kershner shall cause the Consideration to be delivered to Sellers in accordance with the provisions of Section 1.8(b), and the parties shall take such other actions and execute and deliver such agreements, instruments and documents as may be necessary or appropriate to effectuate the transactions that are contemplated by this Agreement to take place at the First Closing, in accordance with the terms of this Agreement, including the following:

(a) The parties to the First Release shall execute and deliver the First Release.

(b) All property held in escrow under the Escrow Agreement shall be distributed in accordance with the Escrow Agreement, the First Release and this Agreement.

(c) Sellers shall execute and deliver to Buyer a Bill of Sale in the form attached hereto as Exhibit C.

(d) Sellers and Buyer shall execute and deliver an Assignment and Assumption Agreement in the form attached hereto as Exhibit D.

(e) Sellers and Buyer shall execute and deliver the Assignment of Copyrights in the form attached hereto as Exhibit E.

(f) Sellers and Buyer shall execute and deliver the Assignment of Servicemarks and Trademarks in the form attached hereto as Exhibit F.

(g) Parent and Buyer shall execute and deliver a License Agreement in the form attached hereto as Exhibit G (the “License-Back Agreement”) with respect to the license from Buyer to Parent of certain portions of the Transferred Software.

(h) Buyer and Parent shall execute and deliver a Co-Location Agreement in the form attached hereto as Exhibit H (the “Co-Location Agreement”) pursuant to which Parent shall provide certain services to Buyer and certain of its Affiliates.

(i) PGLP shall execute and deliver to the Protrader Claims Group an Assignment Agreement in the form attached hereto as Exhibit I (the “PGLP Assignment”).

(j) Protrader Management shall execute and deliver to the Protrader Claims Group an Assignment Agreement in the form attached hereto as Exhibit J (the “Protrader Management Assignment”).

(k) Sellers and Buyer shall execute and deliver the Patent Assignment in the form attached hereto as Exhibit K.

(l) Sellers, Burch and Jamail shall execute and deliver a Non-Compete Agreement in the form attached hereto as Exhibit L.

(m) The Secretary or other applicable officer or general partner of each member of the Seller Group shall execute and deliver to Buyer a certificate certifying to the incumbency and signatures of the officers, managers or general partner, as applicable, of each such Person executing this Agreement and any other Transaction Agreement to be executed by each such Person.

(n) The Secretary or other applicable officer of Buyer and Zone Trading shall execute and deliver to Sellers a certificate certifying to the incumbency and signatures of the officers, as applicable, of each such Person executing this Agreement and any other Transaction Agreement to be executed by each such Person.

(o) Sellers shall pay Zone Trading, via wire transfer of immediately available funds, the aggregate of (i) $50,000.00 for unpaid clearing compression credit in 2003, plus (ii) $6,500.00 per month for each whole month in 2004 prior to the First Closing, and (iii) a pro rata portion of $6,500.00 for any additional partial month in 2004 prior to the First Closing, in partial satisfaction of unpaid clearing compression credit due to Zone Trading in 2004.

(p) Sellers shall pay Buyer via wire transfer of immediately available funds the sum of $45,000.00 as a credit for certain license fees that may be required post-First Closing.

(q) Buyer (or Zone Trading) and Bob Schulz (“Schulz”) shall execute and enter into a mutually acceptable employment, membership or partnership agreement to be effective (i) upon the earlier of (x) the Second Closing, or (y) September 30, 2004, or (ii) such other time and date as may be agreed to by Buyer and Sellers in accordance with Section 5.1.

(r) Sellers shall deliver to Buyer executed originals or certified copies of the Transferred Agreements.

1.12 Second Closing. Subject to the terms and conditions of this Agreement, the effectiveness of certain portions of the Co-Location Agreement, and the other events described in Section 1.13 (collectively, the “Second Closing”) shall take place at 10:00 a.m. on the third (3rd) Business Day following the satisfaction or waiver (in writing) of all the Second Closing Conditions set forth in the defined term in Section 8.1 and on Schedule 1.12, or at such other time and date as shall be agreed to by the parties (the “Second Closing Date”), at the offices of Graves, Dougherty, Hearon & Moody or at such other place as shall be agreed to by the parties. The effective time of the Second Closing shall be the close of business on the Second Closing Date (the “Effective Time of the Second Closing”). Notwithstanding anything to the contrary in this Agreement, in no event shall the Second Closing take place unless and until the Second Closing Conditions have been satisfied or waived in writing by Buyer, Zone Trading and Overunder.

1.13 Actions at the Second Closing. At the Second Closing, Buyer and Sellers shall take or cause to be taken such other actions and execute and deliver such agreements, instruments and documents as may be necessary or appropriate to effectuate the transactions that are contemplated by this Agreement to take place at the Second Closing, in accordance with the terms of this Agreement, including the following:

(a) Subject in all respects to Section 5.1, the employment of any Transferred Employee with Sellers (or one of their Affiliates) that has not previously been terminated shall be terminated, and the employment, partnership or membership relationship of each such Transferred Employee with Buyer or Zone Trading shall commence, in each case in accordance with the provisions of Article 5.

(b) Sellers shall terminate, without liability to Buyer or any of its Affiliates, all of the End-User Licenses not previously terminated by Sellers, other than any End-User License that Buyer specifically designates in writing to be, and which becomes, a Transferred Agreement (collectively, the “Approved Licenses”).

(c) Each Seller shall execute and/or deliver to Buyer a certificate, dated as of such Second Closing Date, stating that such Person has performed or complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by such Person prior to or at such Second Closing Date.

(d) Buyer shall execute and/or deliver to Sellers a certificate, dated as of such Second Closing Date, stating that Buyer has performed or complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by such Person prior to or at such Second Closing Date.

(e) Sellers shall pay Zone Trading, via wire transfer of immediately available funds, the aggregate of (i) $6,500.00 per month for each whole month between the First Closing Date and the Second Closing Date, plus (ii) a pro rata portion of $6,500.00 for any additional partial month in 2004 between the First Closing Date and the Second Closing Date, all in satisfaction of certain clearing compression credits earned by Zone Trading during the Transition Period.

(f) If the Second Closing Date is prior to November 1, 2004 (the “Bonus Date”), Sellers shall pay Overunder, via wire transfer of immediately available funds, the sum of $3,333.00 for each day by which the later of the Second Closing Date and September 1, 2004 precedes the Bonus Date; provided, however, that if all of the Second Closing Conditions other than Sellers’ termination of the End-User Licenses shall have been satisfied or waived by Buyer by a date certain prior to the Bonus Date (the “Early Satisfaction Date”), then Sellers shall pay Overunder, via wire transfer of immediately available funds, the sum of $3,333.00 for each day by which the Early Satisfaction Date precedes the Bonus Date.

Article 2

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PROTRADER

ENTITIES

With the exception of the representations and warranties made in Sections 2.7 and 2.11, which are made jointly and severally by each member of the Seller Group to each member of the Buyer Group, Parent, ICS and each of the Protrader Entities jointly and severally represent and warrant to each member of the Buyer Group as follows:

2.1 Organization, Etc. of Each Member of the Seller Group. Each member of the Seller Group is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and has the requisite power and authority under the applicable corporate, limited partnership or limited liability company law and its Governing Documents to own and operate the Assets (to the extent such Person owns any Assets) as currently operated, and to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by such Person pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

2.2 Authorization. The execution and delivery by each member of the Seller Group of this Agreement (and all other agreements and instruments to be executed by such Person pursuant hereto), the performance by such Person of its obligations hereunder and thereunder, and the consummation by such Person of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited partnership or limited liability company action, and no other act or proceeding on the part of or on behalf of such Person or any of such Person’s equity holders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments by such Person, the performance by such Person of its obligations hereunder and thereunder and the consummation by such Person of the transactions contemplated hereby and thereby. The signatory officers of each member of the Seller Group have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by such Person pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by such Person pursuant to the provisions hereof and thereof.

2.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each member of the Seller Group and constitutes, and the other agreements and instruments to be executed and delivered by such Person pursuant hereto, upon their execution and delivery by such Person, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of such Person, enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally.

2.4 Consents and Approvals. Except as set forth on Schedule 2.4, no consent of any Authority or other Person is required in connection with the execution and delivery by any member of the Seller Group of this Agreement (or any other agreement or instrument to be executed and delivered by such Person pursuant hereto), the consummation by such Person of the transactions contemplated hereby or thereby, or the performance by such Person of its obligations hereunder or thereunder.

2.5 No Violation. Neither the execution, delivery or performance by any member of the Seller Group of this Agreement or any of the other agreements and instruments to be executed and delivered by such Person pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by such Person of its obligations hereunder or thereunder, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or breach any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other Governing Documents of such Person, or (b) conflict with, violate or breach, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation or imposition of any Lien under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which such Person is a party or by which such Person, or any of the properties or assets of such Person is bound, except where such violation or breach or failure to obtain such consent would not result in a Lien on the Assets or have a material adverse impact on the ability of any member of the Seller Group to consummate the transactions contemplated herein or have a material adverse effect upon Buyer’s ownership or use of any of the Assets, or (c) violate any Applicable Law applicable to such Person or by which any Asset is bound.

2.6 Protrader Claims. To the extent that any Protrader Claims exist, no member of the Seller Group has assigned, sold or otherwise disposed of, or compromised or settled any right or title in any such Protrader Claim that absent such action would be held by either Protrader Entity.

2.7 Assets Generally.

(a) Other than the Sellers, no other Affiliate of Parent has any right, title or interest in and to the Assets. Since October 1, 2001, no transfer of any interest in the Assets has been made by any of the Sellers or PGLP, other than transfers, directly or indirectly, to one or more of the Sellers.

(b) There are no mortgages, pledges, liens, security interests, encumbrances, charges or other similar claims (collectively, “Liens”) on the Assets and there are no Liens for Taxes or income taxes owed by Sellers or any of their Affiliates on the Assets other than (i) Liens for Taxes or income taxes not yet due and payable, (ii) Permitted Liens, (iii) nonexclusive licenses for use of the Transferred Software (in object code form only) from any Seller to end users that are listed on Schedule 2.7(b)-1 each of which (collectively, the “End-User Licenses”) was entered into in the ordinary course of business pursuant to the terms of a written license agreement in the form attached hereto as Schedule 2.7(b)-2 (the “Form End-User License”), (iv) nonexclusive licenses for use of the Common Product Elements as part of the Portal Software (as defined in the License-Back Agreement) (in object code form only) from any Seller to end users, each of which (collectively, the “Portal Licenses”) was entered into in the ordinary course of business pursuant to the terms of a written license agreement substantially in the form attached as Exhibit 2.3(c) to the License-Back Agreement, and (v) the License-Back Agreement. To the Knowledge of Sellers, there are no Permitted Liens on any Asset. All of the End-User Licenses (other than any Approved Licenses) shall be terminated by Sellers, with no liability to Buyer, on or before ninety (90) days after the First Closing Date.

(c) Since October 1, 2001, none of the Sellers nor any of the Sellers’ Affiliates has granted to any Person, and, to the Knowledge of Sellers, no Person, other than Sellers and their licensees under the End-User Licenses and the Portal Licenses, holds, any license or other rights (or has any option to acquire any license or other rights) to use (including any right to directly or indirectly copy, modify, license, sublicense, publish or distribute) any of the Transferred Software or any other Assets.

(d) Since October 1, 2001, no Seller has entered into any lease, security agreement, conditional sales contract, lien or other title retention or security arrangement in connection with any of the Tangible Assets.

2.8 Warranty and Support Agreements.

(a) Except as specifically described with respect to the Transferred Software in the Form End-User License, no Seller nor any of their Affiliates has provided any warranties to any Person with respect to any of the Transferred Software or any of the other Assets, nor are Sellers or any of their Affiliates obligated to provide any support, maintenance or other services with respect to any of the Transferred Software or any of the other Assets. No warranty or similar claims are currently pending or, to the Knowledge of Sellers, threatened under any such warranties.

(b) No Seller nor any of their Affiliates has granted any Person the right to furnish support, maintenance or other services with respect to any of the Transferred Software or any of the other Assets.

2.9 Intellectual Property.

(a) The Assets as currently used by Sellers do not infringe, misuse or misappropriate any Intellectual Property Right of any Person, violate any right of privacy or any property rights of any Person, or contain any material or information that is libelous or obscene; provided, however, that no such representation under this Section 2.9 is made to the extent that any such infringement, misuse or misappropriation arose out of acts, omissions or events (or was inherent in the Assets) prior to October 1, 2001. To the Knowledge of Sellers no such infringement, misuse of, misappropriation of or violation of rights or existence of libelous or obscene material exists with respect to acts, omissions or events prior to, or with respect to the Assets as the same existed prior to, October 1, 2001. Except as set forth on Schedule 2.9(a), there is no pending (or to the Knowledge of Sellers, threatened) claim or charge with respect to any of the foregoing. There is no pending claim by Sellers or any of their Affiliates against any Person for infringement, misuse or misappropriation of any Intellectual Property Right, or for any violation of any right of privacy or any property rights, with respect to any of the Assets, nor to the Knowledge of Sellers, has any act, omission or state of events occurred that might allow Sellers or any of their Affiliates to pursue a claim for any of the foregoing. No Seller nor any of their Affiliates is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Right with respect to or in connection with any of the Assets or with respect to or in connection with consummation of any of the transactions contemplated hereby.

(b) To the Knowledge of Sellers, there are no full or partial copies of any of the Transferred Software, the Testing Materials, the Documentation or any Transferred IP other than (i) copies of the Transferred Software to be retained by Sellers pursuant to the License-Back Agreement, (ii) copies of the Transferred Software (in object code form only) lawfully held by nonexclusive end-user licensees pursuant to the End-User Licenses and/or the Portal Licenses, (iii) copies to be delivered to Buyer hereunder, and (iv) any copies that may have been created by any Person other than Sellers and its Affiliates prior to October 1, 2001.

(c) Each item of software or circuitry included within any of the Assets is free of any components, devices or routines that are designed to (i) permit a program to be disabled with the passage of time or under the positive control of a Person other than the licensee or

(ii) permit unauthorized access to, or cause erasure of or other harm to, any software, hardware or data; provided, however, that no such representation is made under this Section 2.9(c) as to the Assets as the same existed prior to October 1, 2001. To the Knowledge of Sellers, no such components, devices or routines exists with respect to the Assets as the same existed prior to October 1, 2001.

(d) (i) Schedule 2.9(d) contains a complete and correct list and summary description (listing, as applicable, the registration number and, in the case of registration, the registered owner and the jurisdiction of registration) of all patents, patent applications, copyright registrations or applications therefor, trademark or service mark registrations or applications therefor, as well as any material unregistered trademark or service marks, in each case comprised within the Transferred IP. (ii) Schedule 2.9(d) sets forth all agreements under which Sellers or any of their Affiliates have licensed to others the right to use any Intellectual Property Right comprising any of the Transferred IP. (iii) All patents, trademarks and registrable copyrights comprised within the Transferred IP are currently in compliance with Applicable Law and, to the Knowledge of Sellers, are valid and enforceable and no maintenance fees, Taxes, renewals, affidavits or other actions are required to be taken with respect to any registered Transferred IP within ninety (90) days hereof to preserve or maintain such registration or lawful compliance; provided, however, that no such representations are made under this Section 2.9(d)(iii) as to such patents, trademarks and registrable copyrights as the same existed prior to October 1, 2001.

(e) Since October 1, 2001, Sellers and their Affiliates have taken commercially reasonable steps to protect and preserve the Transferred IP including to protect and preserve the confidentiality of all of the trade secrets and other proprietary information that comprise any part of the Transferred IP, and to the Knowledge of Sellers, there are no unauthorized uses, disclosures or infringements of any such trade secrets or information. All disclosures by Sellers and their Affiliates to any Person (including employees, consultants and independent contractors of Sellers and their Affiliates) of any trade secret and other proprietary information that comprise part of the Transferred IP to, and, to the Knowledge of Sellers, all use by any Person of any trade secrets and other proprietary information that comprise any part of the Transferred IP, has been pursuant to the terms of a written agreement with such Person requiring such Person to maintain the confidentiality of the same and to not use the same for any purpose other than as set forth therein.

(f) Since October 1, 2001, no Seller nor any Affiliates of Sellers have given or received any notice of default or of any event that with the lapse of time or giving of notice or both would constitute a default under any agreement relating to any Transferred IP or the Business; no Seller nor any of their Affiliates currently is in default with regard to any agreement relating to the Transferred IP, and there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) that, with the giving of notice or the lapse of time or both, would constitute such a default by Sellers or any of their Affiliates under any agreement relating to the Transferred IP, or would give any Person any rights of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien on the Transferred IP.

(g) Since October 1, 2001, Sellers have obtained all necessary consents from customers with regard to Sellers’ collection and dissemination of personal customer information relating to or arising out of the use of the Transferred Software or the Transferred IP in accordance with any applicable privacy policy published or otherwise communicated in writing by Sellers and any Applicable Law. Sellers’ practices regarding the collection and use of customer personal information relating to or arising out of the use of the Transferred Software or the Transferred IP is and has been in accordance with such privacy policies and with all Applicable Law except for any failure to act in conformity with such policies and all Applicable Law that would not result in a Lien on, or impairment of, the Assets, or have a material adverse impact on the ability of the Sellers to consummate the transactions contemplated herein.

2.10 Licenses and Permits. Schedule 1.1(i) sets forth an accurate and complete list of all material Permits currently used or held by Sellers and that relate to the Assets. Except as specified in Schedule 1.1(i), all such Permits are in full force and effect and Sellers have, to the extent necessary, made all filings or taken such other action as is necessary prior to the First Closing for it to own, operate, use and maintain the Assets as currently operated. The Permits listed on Schedule 1.1(i) permit Sellers to lawfully own and use the Assets in the manner in which Sellers currently own and use such Assets.

2.11 Taxes. There are no pending or, to any member of the Seller Group’s Knowledge, threatened proceedings with respect to Taxes that could result in a Lien on any of the Assets. To the Knowledge of Sellers, and except as provided in Section 1.6, Buyer shall neither have nor incur any liability for Taxes arising out of any failure by any Seller or any one or more of Sellers’ respective Affiliates to withhold from any Employee, and to timely pay to the appropriate taxing Authority, in compliance with Applicable Law, all Taxes with respect to any Employee, through all periods in which such Employee is employed by any Seller or any of Sellers’ respective Affiliates.

2.12 Employee Benefit Plans and Related Employment Matters. Upon Buyer’s request, Sellers shall make available to Buyer copies of all material written Employee Benefit Plans and any summaries thereof provided by Sellers to the Employees and all employment agreements entered into by and between Sellers and any Employee that are currently in effect, other than any such employment agreement that may be terminated by Sellers on notice to the Employee and without any material liability. Buyer will not have any liability in respect of any Employee under any Employee Benefit Plan or any such employment agreement as a result of the consummation of the transactions contemplated by this Agreement, assuming, in the case of any such employment agreement with a Transferred Employee, that Buyer does not agree with the Transferred Employee to assume such agreement.

2.13 Compliance with Law. Since October 1, 2001, the ownership of the Assets has been conducted in all material respects in accordance with all Applicable Laws.

2.14 Litigation; Other Claims.

(a) Other than as disclosed on Schedule 2.14(a), there are no claims, actions, suits, inquiries, proceedings or investigations against any member of the Seller Group or any Affiliate of Sellers that relate to the Business, the Employees, any of the Assets or any of the Protrader Claims or that could materially and adversely affect the ability of any member of the Seller Group to consummate the transactions contemplated hereby that are currently pending or, to the Knowledge of any member of the Seller Group, threatened, at law or in equity or before or by any Authority, including claims by current or former employees or inquiries or audits by the Internal Revenue Service, the Department of Labor or the Occupational Safety and Health Administration.

(b) There are no grievance, mediation or arbitration proceedings or work stoppages pending, or to the Knowledge of Sellers, threatened by any Transferred Employee.

2.15 Defaults. None of the Sellers, nor any of their Affiliates, is in default under or with respect to (and no event has occurred that with the giving of notice or the passage of time or both would result in a default under or with respect to) any judgment, order, writ, injunction or decree of any court or any Authority that could result in a Lien on, or an impairment of, the Assets or have a material adverse impact on the consummation of any of the transactions contemplated by this Agreement. There does not exist any breach or violation of or default by any member of the Seller Group, or, to the Knowledge of Sellers, by any other Person, or event that, with notice or lapse of time, or both, would constitute a breach or violation of or a default under any of the terms, conditions or provisions of any agreement (including any of the Transferred Agreements) that could result in a Lien on, or an impairment of, the Assets or have a material adverse impact on the consummation of any of the transactions contemplated by this Agreement, and no notices with respect to any thereof have been received by any member of the Seller Group.

2.16 Brokers and Finders. No Sellers, nor any of their Affiliates, nor any of their respective officers, directors, employees, representatives or agents has employed any broker or finder or incurred any liability for any brokerage fee, commission, finder’s fee or similar obligation in connection with any of the transactions contemplated by this Agreement.

2.17 Employment Claims, Etc. Except to the extent expressly agreed to by Buyer with any Employee, to the Knowledge of Sellers Buyer will neither have nor incur any liability for any Wage Claims with respect to any Employee as a result of any of the transactions contemplated by this Agreement. The term “Wage Claims” includes any claim (whether under federal, state, local or federal law, under any employment agreement or otherwise) on account of or for (a) overtime pay, (b) wages or salary, or (c) sick pay, severance pay, claims for unlawful discharge, vacation pay, time off or pay in lieu thereof, in each case with respect to periods occurring prior to the Employee Transition Date of the relevant Employee or as a result of Sellers’ termination of the Employees. None of the Employees are on disability leave, authorized leave of absence or military service. There are no internal or external claims of employment discrimination pending or, to the Knowledge of Sellers, threatened with respect to any such Employees.

2.18 Contracts and Commitments. Complete and correct copies of all Transferred Agreements (including accurate written descriptions of any oral agreements that constitute Transferred Agreements), together with all amendments thereto, have been previously provided to Buyer. All of the Transferred Agreements were entered into in the ordinary course of the business of Sellers with parties unrelated to Sellers and are in full force and effect and all parties to such Transferred Agreements have in all material respects performed all obligations required to be performed by them and are not in default in any material respect. Except as set forth in

Schedule 2.18, none of the Sellers nor any of their Affiliates is a party to any joint venture, partnership, franchise, sales agent, distributor, commissionaire, equipment lease or similar agreement, or any agreement calling for the payment by Sellers or any of their Affiliates of any license fee, royalty, commission, earnout or similar arrangement, with respect to any of the Assets or any of the Protrader Claims. Each employee, consultant and independent contractor associated with any of the Assets has executed an agreement with the Sellers or an Affiliate of Sellers to convey any Intellectual Property Rights created by such employee, consultant or independent contractor under such arrangements that any Seller does not already own by operation of law. To the Knowledge of Sellers, no past or present employee, consultant or contractor is in violation of any such agreement.

2.19 Inclusion of Assets. The Assets constitute all of the properties, rights or assets owned by Sellers or any of their Affiliates and used or held for use exclusively in connection with the development, licensing, support and operation of the proprietary trading system known as Gr8Trade except for the Retained Products.

2.20 Documentation. The Documentation is sufficient in detail and content in all material respects to identify it and to permit its use by Buyer in connection with the Assets without reliance on the special knowledge of any Person; provided that Sellers make no representation as to any Documentation that was assigned or otherwise transferred to it on October 1, 2001 and except to the extent altered or modified by Sellers or its Affiliates thereafter.

Article 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND ZONE TRADING

Buyer and Zone Trading represents and warrant to Sellers as follows:

3.1 Organization, Etc. Each member of the Buyer Group is a limited liability company duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority under the applicable limited liability company law and its Governing Documents to own and operate its assets, to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by such Person pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

3.2 Authorization. The execution and delivery by each member of the Buyer Group of this Agreement (and all other agreements and instruments to be executed by such Persons pursuant hereto), the performance by such Person of its obligations hereunder and thereunder, and the consummation by such Person of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action, and no other act or proceeding on the part of or on behalf of any such Person or any such Person’s equity holders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments by such Person, the performance by such Person of its obligations hereunder and thereunder and the consummation by such Person of the transactions contemplated hereby and thereby. The signatory officers of each member of the Buyer Group, as applicable, have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by such Person pursuant hereto, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by such Person pursuant to the provisions hereof and thereof.

3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by each member of the Buyer Group and constitutes, and the other agreements and instruments to be executed and delivered by such Person pursuant hereto, upon their execution and delivery by such Person, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other parties thereto), legal, valid and binding agreements of such Person, enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally.

3.4 Consent and Approvals. No consent of any Authority or other Person is required in connection with the execution and delivery by any member of the Buyer Group of this Agreement (or any other agreement or instrument to be executed and delivered by such Person pursuant hereto), the consummation by such Person of the transactions contemplated hereby or thereby, or the performance by such Person of its obligations hereunder and thereunder.

3.5 No Violation. Neither the execution, delivery or performance by any member of the Buyer Group of this Agreement or any of the other agreements and instruments to be executed and delivered by such Person pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, nor the performance by such Person of its obligations hereunder and thereunder, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or breach any of the terms, conditions or provisions of the Certificate of Organization or Limited Liability Company Agreement of such Person or any other Governing Documents of such Person, (b) conflict with, violate or breach, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation or imposition of any Lien under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which such Person is a party or by which such Person, or any of the properties or assets of such Person, is bound, except where such conflict, violation, breach, default or failure to obtain such consent would not have a material adverse impact on any member of the Buyer Group to consummate the transactions contemplated herein, or (c) violate any Applicable Law applicable to such Person.

3.6 Litigation; Other Claims. Except as set forth on Schedule 3.6 hereto, there are no claims, actions, suits, inquiries, proceedings, or investigations against any member of the Buyer Group that could materially and adversely affect the ability of any such Person to consummate the transactions contemplated hereby that are currently pending or, to the knowledge of each member of the Buyer Group, threatened, at law or in equity or before or by any Authority.

3.7 Brokers and Finders. No member of the Buyer Group nor any of such Person’s officers, directors, employees, representatives or agents has employed any broker or finder or incurred any liability for any brokerage fee, commission, finder’s fee or similar obligation in connection with any of the transactions contemplated by this Agreement.

Article 4

COVENANTS

4.1 Access to Information and Assets.

(a) Between the date of execution of this Agreement and the Second Closing, Sellers will give to Buyer and its accountants, legal counsel, and other representatives and agents full access, during normal business hours and upon reasonable notice, at the offices of Sellers (or at another mutually agreeable location arranged in advance), to all of the books, records, files, documents, properties, and contracts of Sellers relating to the Assets, the Employees and the Protrader Claims. Buyer shall conduct such review in a manner that does not unreasonably interfere with Sellers’ use and maintenance of the Assets and the business of Sellers and their Affiliates.

(b) At all times following the First Closing, each party shall provide the other party (at such other party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within their employ, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes to the extent related to this Agreement or the transactions contemplated hereby.

(c) At all times following the First Closing, Sellers and their Affiliates shall provide Buyer or Zone Trading with reasonable access upon reasonable notice, to all financial books and records related to (i) any of the Assets (to the extent such books and records are not Assets), (ii) any securities transactions of Buyer, Zone Trading, or any member of the Related Trading Group, or (iii) any of the Assumed Liabilities.

(d) At all times following the First Closing, Sellers and their Affiliates shall provide Buyer, Zone Trading and their respective representatives with reasonable access to all Assets within the possession or under the control of any Seller or any of their respective Affiliates; provided that the provision of such access shall not unreasonably interfere with the business of Sellers and their Affiliates.

4.2 Third-Party Consents; Transferred Agreements; Customers.

(a) Each member of the Seller Group shall act in good faith and use its reasonable efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties that are necessary to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement or in any document delivered pursuant to this Agreement shall constitute an agreement to assign, or an assignment of, any rights or obligations with respect to any Transferred Agreement if an attempted assignment thereof, without the consent of a third party thereto (including any Authority), would constitute a breach thereof or in any way adversely affect the rights of Buyer as successor to any Seller thereunder (a “Contingent Transferred Agreement”). Each of the Sellers, on the one hand, and Buyer, on the other hand, will cooperate with the other in any reasonable arrangement designed to provide for the realization by and assumption by Buyer of the rights and obligations under any such Transferred Agreement, including enforcement for the benefit of the Buyer of any and all rights of any Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

(b) Without limiting the generality of Section 4.2(a) above, Buyer and Sellers agree that notwithstanding anything to the contrary in this Agreement, all references in this Agreement to the Transferred Agreements shall be deemed to refer to the Transferred Agreements as the same exist on the First Closing Date (unless such Transferred Agreement is a Contingent Transferred Agreement, in which case any reference to such Transferred Agreement shall be deemed to refer to such Contingent Transferred Agreement as it exists on the date of transfer) and in the form previously provided to Buyer. Buyer shall not be bound by, and shall have no liabilities or obligations with respect to, (x) any modification or amendment to any Transferred Agreement not provided to Buyer prior to the Effective Date or (y) any renewal or extension of any Transferred Agreement unless Buyer has specifically consented in writing to the same. Sellers further covenant not to change (or allow any of their Affiliates to change) the terms and conditions of, or in any way alter or amend, any of the Contingent Transferred Agreements without the written consent of Buyer. In no event shall Buyer be deemed to assume from any Seller any liability arising from a determination that consent was required but not obtained in connection with the assignment to Buyer of a Transferred Agreement.

(c) In the event that any member of the Buyer Group desires to have any Seller’s or any of Sellers’ Affiliate’s rights under any license or other agreement necessary to the operations of the Gr8Trade System and to which any Seller or any Affiliate of Sellers is a party transferred to a member of the Buyer Group, and pursuant to the terms of such license or agreement such transfer may not be made without the consent of the other party to such agreement, then, at the request of such Person, (i) such Seller or any Affiliate of Sellers shall use reasonable efforts to obtain such consent to the transfer or partial transfer of such agreement or license to Buyer, and (ii) if such consent is not obtained, and if a member of the Buyer Group determines to obtain a similar license or agreement directly from such other party, such Seller or any Affiliate of Sellers shall use reasonable efforts to obtain such license or agreement for such Person at no cost (or at a discounted cost).

(d) On or before the Second Closing (but in any event no later than ninety (90) days after the First Closing), Sellers shall terminate all End-User Licenses, and shall have terminated all rights of any customers with respect to the Transferred Software or any of the other Assets, excluding only (i) Buyer, Zone Trading and the Related Trading Group, and (ii) those customers who are parties to Approved Licenses (collectively, “Approved Customers”).

4.3 Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts to secure the satisfaction of each of the conditions to the Second Closing set forth on Schedule 1.12.

4.4 Sellers’ Conduct of Business. During the period from the Effective Date through the Second Closing Date, except as specifically contemplated by this Agreement to the contrary, Sellers shall:

(a) Perform, for the benefit of Buyer, but at the expense of Sellers, all of the material obligations of Sellers and/or Buyer under all Transferred Agreements (including all Contingent Transferred Agreements);

(b) Exercise commercially reasonable efforts to maintain all of the Assets in Sellers’ possession or control in good repair, order and condition, except for depletion, depreciation and ordinary wear and tear; and

(c) Promptly advise Buyer in writing of any material adverse change in the condition of any of the Assets.

4.5 Public Announcements; Confidentiality.

(a) Each party agrees that the terms of this Agreement and any negotiations with respect to the same (collectively, the “Agreement Confidential Information”) shall be maintained as confidential and that such party shall not, unless agreed to in writing by the other parties hereto, disclose or reveal, directly or indirectly, any of such Agreement Confidential Information to any Person except (i)(x) to the party’s officers, directors, members, partners, managers, employees, attorneys or other professional advisors, or (y) to any actual or potential investor in, or purchaser of, such party, to any actual or potential banks or other financing sources of such party, and to their respective attorneys or other professional advisors; but in each case only to the extent that such Persons have a reasonable need to know the same for purposes of such relationship and agree to maintain the confidentiality of the same, or (ii) to the limited extent necessary to enforce its rights, or perform its obligations, under this Agreement. The provisions of this Section 4.5(a) shall not, however, prohibit any party from disclosing any Agreement Confidential Information to the extent that such disclosure is required by Applicable Law, so long as the party seeking to disclose the same shall first have given prompt written notice to other parties of the same and reasonably cooperates with the other parties in their efforts, if any, to prevent or limit any such disclosure. If, in the opinion of counsel for Parent, the public disclosure of this Agreement is required under Applicable Law (including the Securities Exchange Act of 1934), then, to the extent that such treatment is available, Parent agrees to request confidential treatment of the schedules and exhibits hereto. Notwithstanding the foregoing, the parties shall issue a mutually agreeable public announcement within five (5) Business Days after the First Closing.

(b) Sellers agree that, following the First Closing, no Seller nor any of their Affiliates shall directly or indirectly, without the prior written consent of Buyer, (i) disclose or permit to be disclosed any of the Transferred IP to any Person that does not already have knowledge of the Transferred IP, or (ii) use or permit to be used any of the foregoing except to the extent provided herein and by the License-Back Agreement.

4.6 Residual Knowledge.

(a) Notwithstanding any other provision herein to the contrary, nothing in this Agreement shall be construed to restrict any party hereto from using any intangible know-how, skills or experience of a general nature (including any know-how comprised with the Transferred IP) that are retained in the unaided memory (collectively, the “Residual Knowledge”) of any such Person or any such Person’s current or former employees or consultants (and, in the case of Buyer and Zone Trading, their current or former employees, members or consultants or any of the Transferred Employees).

(b) No Seller nor any of its Affiliates shall, without the prior written consent of the Buyer, enforce Section 9 of that certain Agreement and Release Regarding Termination of Employment against any Transferred Employee so as to prevent or impair (i) any Transferred Employee from making any disclosure to Buyer or any of its Affiliates of the confidential or proprietary information of any Seller or of any of their respective Affiliates to the extent such confidential or proprietary information relates exclusively to any of the Assets, or (ii) any Transferred Employee’s use of his or her Residual Knowledge for the benefit of Buyer or any of its Affiliates.

4.7 WARN. Sellers shall comply with the requirements of, and be solely liable for any expenses or liability under, the Worker Adjustment and Retraining Notification Act, or other similar statute or regulation, which arises as a consequence of any actions taken by Sellers in connection with this Agreement on or prior to the Employee Transition Deadline, including without limitation termination of any employees of Sellers in accordance with Article 5 hereto.

4.8 Copies. In the event that, at any time after the First Closing, any Seller or any member of the Seller Group becomes aware of any full or partial copies of any Transferred Software, Testing Materials or other materials reflecting or containing any Transferred IP, in any media or format, other than the copies referred to in Section 2.9(b), such Person shall notify Buyer of the same and shall, at the request of Buyer, take such action with respect to such copies as Buyer shall reasonably request, including destroying or returning to Buyer any such copies that are in the possession of or under the control of any Seller or any of Sellers’ Affiliates.

4.9 Enforcement of Certain Agreements. Sellers agree that, at any time and from time to time on and after the First Closing, if and to the extent requested by Buyer, each of them will cooperate with Buyer, at Buyer’s expense, in enforcing the terms of any agreements between any Seller and any other Person relating to the Assets (whether a Transferred Agreement or otherwise), including terms relating to confidentiality and the assignment of Intellectual Property Rights. Without limiting the foregoing, in the event that Buyer is unable to enforce its Intellectual Property Rights (including a contractual confidentiality or power of attorney provision) against a third party with respect to any of the Assets as a result of any rule of law barring enforcement of such rights by a transferee of such rights or by virtue of Buyer not being a transferee of any Seller’s rights under any such agreements, each Seller shall reasonably cooperate with Buyer in connection with the same including by, to the extent Buyer may elect from time to time, (i) assigning to Buyer such rights as may be required by Buyer to enforce such Intellectual Property Rights in Buyer’s own name, and (ii) initiating and pursuing proceedings against such third party in such Seller’s name, provided that Buyer reimburses Sellers for all reasonable costs and expenses associated with such proceedings.

4.10 Protrader Claims. Certain of the parties shall take the actions set forth in Schedule 4.10.

4.11 Records Retention and Access. During the Transition Period, in order to satisfy legal records retention and retrieval requirements, Sellers shall, consistent with Sellers’ records retention and retrieval policies in effect as of the Effective Date, retain records with respect to all trading activity associated with Gr8Trade and all Employees during the period from the Effective Date to the Second Closing. At any time prior to receiving the documents referred to in the following sentence, Buyer shall have the right upon reasonable notice to review those records from time to time for a proper purpose (which term shall include review of any records relating to any Employees or to Buyer, Zone Trading or any member of the Related Trading Group). At the Second Closing, Sellers shall furnish Buyer with true and complete copies of all documents or data retained by Sellers pursuant to the provisions of this Section 4.11 to the extent that any of the same relates to any of the Assets, any Transferred Employees (including personnel and payroll records), any of the Protrader Claims, any Assumed Liabilities, any Approved Customers, Zone Trading or any member of the Related Trading Group. Further, at the Second Closing, Sellers shall furnish Buyer with true and complete copies of (i) any documents or data in the possession or control of any Seller or any of their respective Affiliates that are related to any End-User License Agreement with any Approved Customers, or (ii) any notice to or from any party to a Transferred Agreement related to any of the Assumed Liabilities, in each case to the extent that the same were not previously delivered as part of the Assets.

4.12 Transition Issues.

(a) Although title to the Assets, including the Transferred Software, shall pass to Buyer at the First Closing, Sellers shall continue to provide Buyer, Zone Trading, their respective Affiliates and (subject to Section 4.14) the Related Trading Group with access to the Gr8Trade System during the Transition Period, with no material diminution in services from those currently provided to Zone Trading and the Related Trading Group, on substantially the same basis as at present and at no increase in cost to Buyer, Zone Trading or the Related Trading Group except as may be expressly set forth herein. During the Transition Period, the pricing provisions (but not the exclusivity provisions) of Section 3.1 of the Execution Agreement, and the support provisions of Section 4.3 of each of the License Agreements, shall continue to apply. Without limiting the foregoing, during the Transition Period, Sellers shall provide (or continue to provide) to Buyer, Zone Trading and the Related Trading Group all resources for the operation of the Gr8Trade System and the use thereof by Buyer, Zone Trading and the Related Trading Group including equipment leases, software licenses, support, telecommunications lines, data feeds, order-entry facilities, utilities, hardware and software maintenance and repair, rent and parking for facility leases and any other matters set forth on Schedule 4.12(a).

(b) During the Transition Period, Sellers shall (i) transfer that portion of the Assets (and any additional assets that Buyer and Sellers mutually agree upon) that Buyer designates in writing are to be transferred to one or more new locations in Austin, Texas to such location(s) in accordance with the obligations and requirements set forth in Schedule 4.12(b) attached hereto, and (ii) transfer that portion of the Assets (and any additional assets that Buyer and Sellers mutually agree upon) that Buyer designates in writing are to be transferred to or retained at Sellers’ Harborside Financial Center in Jersey City, New Jersey (the “HFC Data Center”) to separate, segregated cabinets within the HFC Data Center in accordance with the Co-Location Agreement. Such transfers shall include the connection of market-data lines and order-entry lines and such other activities as may be described in (x) the Co-Location Agreement

(with respect to the portions of the Assets (and any additional assets) to be located at the HFC Data Center), (y) Schedule 4.12(b) (with respect to the portions of the Assets (and any additional assets) to be located at one or more Austin locations) or (z) Schedule 4.12(b) (with respect to all such Assets wherever located) or as otherwise agreed to in writing among Buyer, Zone Trading and Sellers. Sellers shall use commercially reasonable efforts to utilize their own employees for such activities. Sellers shall cooperate with Buyer and its agents and contractors (including any provider of an Austin data center) in connection with such matters. Sellers shall use commercially reasonable efforts to minimize any disruption to the Gr8Trade System in connection with the relocation of any of the Assets to the Austin data center.

(c) Except as provided in the Co-Location Agreement, Sellers hereby waive any right to or interest in any warehouseman’s lien, carrier’s lien or any other Lien against any of the Assets or additional assets held by any Seller on Buyer’s behalf during the Transition Period (collectively, the “Transition Assets”), whether such Lien arises by operation of law, in equity or otherwise, and to the extent such Lien or rights are non-waivable, Sellers covenant not to sue and agree not to assert any such non-waivable Lien or right. Without limitation of Section 9.6 hereof, Sellers shall promptly execute and deliver to Buyer such further documents and take or cause to be taken such further actions as Buyer may reasonably request from time to time in order to carry out more effectively the intent and purpose of this Section 4.12, including the execution and delivery of appropriate notice and/or financing statements to protect fully Buyer’s interest in the Transition Assets in accordance with the Uniform Commercial Code or other Applicable Law. Buyer is authorized to file one or more Uniform Commercial Code financing statements without the signature of Sellers or signed by Buyer as attorney-in-fact for Sellers.

(d) Sellers shall be liable for repair and/or replacement costs relating to the Transition Assets in the event of any loss, damage or destruction to the Transition Assets caused by the gross negligence or willful misconduct of any Seller or any of their agents or representatives If at any time any Seller becomes aware that any of the Transition Assets have been lost, damaged, destroyed or come into the possession of a third party and such possession is not in accordance with this Agreement, Sellers shall provide prompt notice of such event to Buyer.

(e) During the Transition Period, Sellers shall pay all reasonable recurring costs and expenses associated with, except as expressly set forth herein, the operational infrastructure of the Gr8Trade System and the use thereof by Buyer, Zone Trading and the Related Trading Group, including compensation, benefits and expenses for Sellers’ or their Affiliates’ employees (other than any costs and expenses associated with any Transferred Employee after such Employee’s Employee Transition Date, except as provided in Section 5.2(c)). During the Transition Period, Buyer shall pay all non-recurring costs and expenses related to the transition of the Assets from Sellers to Buyer, including all reasonable third-party costs that are necessary in connection with the transfer of equipment; provided, that such third-party costs are approved in writing by Buyer prior to any commitment being made with the relevant third party. Subject to this Section 4.2(c), Buyer shall also pay any costs and expenses related to the licensing of any software that is not included in the Assets but that Buyer elects to use in connection with the Assets.

(f) Following the Second Closing, Sellers shall allow Buyer and Zone Trading to continue to use the HFC Data Center as a secondary site for the Gr8Trade System, and shall provide certain other services, pursuant to the Co-Location Agreement. The parties agree that Buyer and Zone Trading shall establish an Austin data center that shall be the primary data center for the operation of the Gr8Trade System by Buyer and Zone Trading. HFC Data Center shall serve as a fully redundant and concurrently running secondary data center; provided, however, that Sellers shall have no obligations in connection with the use by Buyer and Zone Trading of the HFC Data Center other than those pursuant to the Co-Location Agreement.

(g) If, following the Second Closing, Buyer determines it needs access to additional telecommunications lines at the HFC Data Center in connection with the operation of the Assets, Sellers and Buyer shall use commercially reasonable efforts to enter into an arrangement pursuant to which (a) either Buyer or Zone Trading will be granted the use of such lines on a shared-services basis with any Seller (with Buyer or Zone Trading responsible for a pro rata portion of the cost of any such shared line to the third-party provider thereof), or (b) such lines will be transferred to either Buyer or Zone Trading on a fully dedicated basis (provided, that if Buyer is not contracting directly with any such third-party provider, such lines shall be made available by such Seller to Buyer with no mark-up by such Seller or its Affiliates of the cost of such lines).

(h) During the Transition Period, and continuing until two (2) years after the Second Closing Date, Buyer, Zone Trading and their respective Affiliates shall have access to Smart Router through the Transferred Software (or any successor to the Transferred Software that may be implemented by Buyer and certified by Sellers for use with Smart Router, such certification to not be unreasonably withheld or conditioned), including the ability to connect and execute utilizing Smart Router by the Transferred Software (or any successor to the Transferred Software that may be implemented by Buyer and so certified by Sellers for use with Smart Router).

(i) Upon the expiration of the Transition Period, and except as may otherwise be provided in the Co-Location Agreement with respect to the mutual obligations of the parties after the Transition Period, (i) Buyer’s obligation to pay any Seller or any one or more of their respective Affiliates for any transition services or access to or support of any portion of the Gr8Trade System under clauses (a), (b) or (e) of this Section 4.12 shall terminate (other than payment for such services rendered prior to the termination of the Transition Period), and (ii) Sellers’ obligation to provide such transition services or access to and support of the Gr8Trade System under clauses (a), (b) or (e) of this Section 4.12 shall terminate.

(j) Except as otherwise may be provided in the Co-Location Agreement, the covenants of the parties contained in clauses (c) and (d) of this Section 4.12 shall terminate six (6) months after the termination of the Transition Period.

4.13 Clearing Services and Support.

(a) After the First Closing, ICS shall continue to provide clearing services to Zone Trading until such time as Zone Trading and ICS reasonably agree that Zone Trading’s clearing has been fully transferred to a third-party clearing firm (the “Clearing Transition Date”). ICS shall use reasonable efforts to provide support and assistance in transitioning Zone Trading’s clearing functions to another clearing firm.

(b) From the First Closing until the Clearing Transition Date, Zone Trading shall be billed on the same basis as at present with no increase in costs (other than increases caused by third-party vendor cost increases) and no decline in service levels, except that from the First Closing Date through the Second Closing Date Zone Trading will be charged no more than (i) $1.00 per thousand shares for all DOT and DirectPlus orders, and (ii) $0.00 for all listed stock SUMO/NASDAQ Supermontage orders by Inet ATS, Inc.

(c) In the event that the Clearing Transition Date occurs prior to September 1, 2004, Overunder shall be paid $3,333.00 by Sellers for every day between the Clearing Transition Date and September 1, 2004. Any amount due Overunder pursuant to this Section 4.13(c) shall be due and payable no later than seven (7) days following such Clearing Transition Date.

(d) The JBO Agreement (as modified hereby) shall continue through and terminate at (and ICS shall not terminate the JBO Agreement earlier than) the Clearing Transition Date, at which time the parties to the Second Release shall execute the Second Release in accordance with Section 1.7(b) above.

4.14 Certain Accounts. The accounts currently held by Sellers or one or more of their Affiliates for the Related Trading Group shall continue to have access to the Gr8Trade System and to utilize ICS for clearing for sixty (60) days after the First Closing Date with no decline in service levels, on substantially the same basis as at present (including the price provisions (but not the exclusivity provisions) of Section 3.1 of the Execution Agreement and Section 4.3 of each of the License Agreements) and with no increase in costs. The transitioning of these accounts shall in no way impact the clearing credit as noted in Section 4.13(c) above.

4.15 CBX. Sellers and Buyer agree that, after the First Closing, Sellers, Buyer and Zone Trading shall engage in good-faith negotiations regarding Sellers’ provision to Buyer, Zone Trading or one or more of their respective Affiliates of access to Sellers’ “continuous block cross” (“CBX”) feed via an international broker-dealer to be established by Buyer, Zone Trading or one or more Affiliates thereof at a cost no greater than the amounts Sellers charge other similarly situated CBX international broker-dealer customers. In the event that Sellers or any of their Affiliates grant such access to any Person other than an international broker-dealer, Sellers shall promptly offer such access to Buyer, Zone Trading or one or more of their respective Affiliates on the same basis.

4.16 Nonsolicitation. Each of Sellers, on the one hand, and Buyer and Zone Trading, on the other hand, agree that, during the period beginning on the First Closing Date and continuing for a period of one (1) year after the Employee Transition Deadline (provided that if the Second Closing Date occurs after the Employee Transition Deadline but before December 31, 2004, such period shall be extended to one (1) year after the Second Closing Date), it will not, without the prior written consent of the other party, directly or indirectly, on behalf of itself, any of its Affiliates or any other Person, (a) hire or solicit any Person who is or at any time within the preceding twelve (12) months was an employee or officer of the other party or any of its Affiliates, (b) encourage any such Person to terminate such employment or relationship with the other party or any of its Affiliates or to modify such employment or relationship in any way that is detrimental to the other party or any of its Affiliates, or (c) confer, discuss or otherwise communicate with any such Person regarding any of the foregoing matters. Sellers agree that the restrictions imposed on Sellers by this Section shall also prohibit Sellers from engaging in any of the foregoing activities with any member, partner or other owner of Buyer, Zone Trading or any of their respective Affiliates. Notwithstanding the foregoing, this Section 4.16 shall not prohibit (i) Buyer or Zone Trading from making offers of employment, partnership or membership to the Employees or establishing such relationships with the Transferred Employees in accordance with Article 5, (ii) Sellers’ utilization of the services of any Seller Assigned Employee in accordance with the provisions of Section 5.2 hereof or (iii) Buyer, Sellers or Zone Trading from (x) soliciting any of such Persons through general advertisements (but not including the actions of any recruitment agency or search firm and provided further that, such exception applies to solicitation only and does not permit the hiring of any such Persons) or (y) undertaking any of the actions prohibited by clauses (a) through (c) if such Person was terminated by any Seller, on the one hand, or Buyer or Zone Trading, on the other hand.

4.17 Noncompete Covenants.

(a) Notwithstanding anything else in this Agreement to the contrary, the covenants contained in this Section 4.17 shall be in effect during the period beginning on the First Closing Date and continuing until (i) one year from the Second Closing Date if the Second Closing shall have occurred prior to December 1, 2004, or (ii) December 1, 2004 if the Second Closing Date shall not have occurred by December 1, 2004 (the “Noncompete Period”).

(b) The Sellers covenant and agree that no Seller will, during the Noncompete Period, without the prior written consent of Buyer, directly or indirectly, on behalf of itself, any of its Affiliates or any other Person engage in the Seller Prohibited Business. The provisions of this Section shall not prohibit any Seller from owning up to five percent (5%) of any class of securities of any corporation that is traded on a national securities exchange or through the NASDAQ system.

(c) Each of Buyer, Zone Trading and Kershner agree that, during the Noncompete Period, it will not, without the prior written consent of Sellers, directly or indirectly, engage in the Buyer Prohibited Business. The provisions of this Section shall not prohibit any or all of Buyer, Zone Trading and Kershner from owning up to five percent (5%) of any class of securities of any corporation that is traded on a national securities exchange or through the NASDAQ system.

(d) Each of the Sellers, on the one hand, and Buyer, Zone Trading and Kershner, on the other hand, hereby acknowledge and agree that the provisions of this Section 4.17 are: (i) ancillary to an otherwise enforceable agreement; (ii) supported by independent and valuable consideration; and (iii) contain reasonable limitations as to time and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect each such Person’s trade secrets, goodwill and other legitimate business interests. Each of the Sellers, on the one hand, and Buyer, Zone Trading and Kershner, on the other hand, further agree, and do hereby acknowledge, that the provisions of this Section 4.17 are a materially significant and essential aspect of their respective decisions to execute this Agreement, and that the provisions of this Section 4.17 have substantial value to each of the Sellers, Buyer, Zone Trading and Kershner. Each of the Sellers, on the one hand, and Buyer, Zone Trading and Kershner, on the other hand, further agree that if, at some later date, a court of competent jurisdiction determines that any of the provisions set forth in this Section 4.17 do not meet the criteria for enforceability under Applicable Law, then without limitation of Section 9.3 each of such Persons agrees that any covenant contained in this Section 4.17 shall be deemed without further action to be modified to the maximum extent necessary so as to be enforceable to the maximum extent permitted by Applicable Law, and such court of competent jurisdiction is authorized and requested to reform any such covenant accordingly.

4.18 Future Rates. After the Second Closing Date, the commissions, rates and fees paid by Zone Trading or any of its Affiliates to Inet ATS, Inc. with respect to any securities transactions shall not exceed those as are from time to time provided on the relevant rate schedule, if any, applicable to all broker-dealer customers of Inet ATS, Inc.

4.19 Pay-off of Certain Equipment Leases. Buyer and Sellers acknowledge and agree that the Tangible Assets set forth on Schedule 4.19 (the “Leased Equipment”) are subject to certain equipment lease agreements (or other title retention or security arrangements) with third-party vendors, the names of which and the pay-off amounts with respect thereto (the “Pay-off Amounts”) are also set forth on Schedule 4.19. Simultaneously with the execution of this Agreement, Sellers shall cause the Pay-off Amounts for the Leased Equipment to be paid by wire transfer of immediately available funds to the vendors set forth on Schedule 4.19 in full and complete satisfaction of any Seller’s obligations with respect to such equipment lease agreements. Sellers further covenant and agree to take whatever other actions may be necessary or desirable in order to more fully vest in Buyer clear and perfect title to the Leased Equipment.

4.20 Future Conveyance of Exclusive Assets. Buyer and Sellers hereby acknowledge and agree that the Sellers intend to sell, and the Buyers intend to acquire, all of the properties, rights or assets owned by Sellers or any of their Affiliates that are used or held for use exclusively in connection with the development, licensing, support and operation of the proprietary trading system known as Gr8Trade except for the Retained Products. Buyer and Sellers further acknowledge and agree that, with the exception of the Retained Products, and for six (6) months from the First Closing Date upon the reasonable request of Buyer, to the extent that the Assets conveyed simultaneously with the execution of this Agreement exclude any properties, rights or assets owned by Sellers or any of their Affiliates that are used or held for use exclusively in connection with the development, licensing, support and operation of the proprietary trading system known as Gr8Trade (such exclusive and excluded asset being an “Exclusive Asset”), Buyer and Sellers shall without further consideration execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other actions as may be necessary in order to convey any Seller’s right, title and interest in any such Exclusive Asset to Buyer.

4.21 Delivery of Software Items. Sellers covenant and agree to transfer (or to cause any Affiliates of Sellers to transfer) to Buyer at the First Closing any media, documentation, license agreements, software keys or other security devices held by any Seller or any of their Affiliates for use with the software license agreements comprised within the Transferred Agreements.

4.22 Sellers’ Upgrade of Certain Hardware. Within four (4) weeks from the First Closing Date, Sellers covenant and agree to (a) purchase the hardware upgrades indicated on Schedule 4.22 with respect to certain of the Tangible Assets specifically identified therein, and (b), using the Employees, install the upgrades on such Tangible Assets, all in accordance with Schedule 4.22.

Article 5

EMPLOYEE MATTERS

5.1 Offers of Employment or Membership. At the First Closing, Buyer or Zone Trading and Schulz shall execute the employment, partnership or membership agreement in accordance with the provision of Section 1.11(q). As soon as practical after the Effective Date, Buyer or Zone Trading shall make offers of employment, partnership or membership (which employment, partnership or membership shall be effective, subject to the provisions of this Section 5.1, on the Employee Transition Deadline) to those employees of Sellers currently associated with the Business that are listed on Schedule 5.1 (the “Employees”), and further subject in the case of each such Employee to satisfaction by such Employee of Buyer’s and Zone Trading’s customary pre-employment screening policies. Sellers and their Affiliates hereby consent to Zone Trading or Buyer making such offers and shall provide reasonable assistance in facilitating the making of such offers. If and to the extent that Buyer, Zone Trading and Sellers mutually agree in writing, any one or more of the Employees may (i) become a Transferred Employee before the Employee Transition Deadline, (ii) remain as an employee of any Seller after the Employee Transition Deadline, or (iii) perform limited services for any Seller after becoming a Transferred Employee in accordance with the provisions of Section 5.2(c) hereof. In no event shall Buyer or Zone Trading have any responsibility for any compensation, benefits or other liabilities or obligations with respect to any Employee unless and until such Employee has become a Transferred Employee. In no event shall Sellers have any responsibility for any compensation, benefits or other liabilities or obligations with respect to any Transferred Employee from or after such Transferred Employee’s Employee Transition Date, except to the extent provided in Section 5.2(c) hereof. Each such Employee who actually becomes an employee, partner or member of Buyer or Zone Trading in accordance with this Section 5.1 is referred to herein as a “Transferred Employee” and the date on which such Employee actually becomes a Transferred Employee is referred to herein as the “Employee Transition Date” for such Employee. The terms of employment, partnership or membership with Buyer or Zone Trading shall be as mutually agreed to between each Transferred Employee and Buyer or Zone Trading, as applicable.

5.2 Other Employment Matters.

(a) Prior to the Employee Transition Date, Sellers shall not terminate the employment of any Employee with such Person other than for Cause, provided, however, that Buyer shall be advised of any such pending termination a reasonable period of time in advance of such action. Sellers shall notify Buyer promptly if any Employee resigns from employment with any Seller after the date of this Agreement but prior to the Second Closing, other than any such resignation by a Transferred Employee to commence employment with Buyer or Zone Trading. Sellers shall not, without the prior written consent of Buyer, (i) transfer any Employees to other employment with Sellers or any Affiliate of Sellers, or (ii) make any offer or commitment to retain, after the Employee Transition Deadline, any Employee.

(b) The employment of any Transferred Employee by Sellers shall end at the close of business on the last Business Day immediately preceding such Employee’s Employee Transition Date and the employment, partnership or membership relationship of such Transferred Employee with Buyer shall commence at 12:01 a.m. on the day of each such Transferred Employee’s Employee Transition Date.

(c) With respect to each Employee listed on Schedule 5.2(c) who becomes a Transferred Employee (the “Seller Assigned Employees”), for the period beginning on such Seller Assigned Employee’s Employee Transition Date and ending on the six-month anniversary of such Employee Transition Date, Buyer and Zone Trading agree to make available to Sellers the services of each such Seller Assigned Employee, at Sellers’ expense (such expense to be based solely on the allocable share of such Seller Assigned Employee’s regular compensation or distributions, bonus accrual and benefits for the portion of his or her working time devoted to services for Sellers and any reasonable out-of-pocket expenses authorized by Sellers in advance and incurred by such Seller Assigned Employee in connection with his or her performance of such services for Sellers), subject to (i) the continued employment, partnership or membership of such Seller Assigned Employees with Buyer or Zone Trading, (ii) Buyer’s approval, in its reasonable discretion, of Sellers’ selection of any particular Seller Assigned Employee to perform such services and the amount and scheduling of any such Person’s time to be devoted to such services, and (iii) such further limitations as may be set forth in Schedule 5.2(c). Notwithstanding the foregoing sentence, Buyer and Zone Trading agree to make available to Sellers the services of Schulz for the period beginning on the Employee Transition Date for Schulz and ending on the twelve-month anniversary of Schulz’s Employee Transition Date; provided, that Buyer and Zone Trading shall have no such obligation with regard to any Seller’s request for such services during this period unless the particular matter requiring Schulz’s attention and relating to such Seller’s request is material and not routine to the continuing operations of the requesting Seller. Notwithstanding any other provision of this Agreement, Sellers hereby acknowledge and agree that neither Buyer nor any of its Affiliates shall be responsible for, and shall have no liability to any Seller, any of their respective Affiliates, such Seller Assigned Employee or any other third party, under any theory, for any act or omission of any Seller Assigned Employee performing work or services for and at the direction or request of any Seller.

5.3 Certain Benefits of Transferred Employees. As set forth on Schedule 5.3 hereto, Sellers shall pay or provide to each Transferred Employee, in accordance with Sellers’ customary employment practices and policies applicable to the termination of the employment of employees of Sellers and, as applicable, the terms of the Employee Benefit Plans and any employment agreement to which Sellers and such Transferred Employee are parties, all accrued but unpaid salary, payment for accrued but unused vacation or other paid time-off and employee benefits accrued by such Transferred Employee under the Employee Benefit Plans or any such employment agreement, in each such case, as of such Transferred Employee’s Employee Transition Date, including any severance compensation or other severance benefits (including medical benefits) to which such Transferred Employee is entitled under the terms of any Employee Benefit Plan or employment agreement that provides severance benefits.

5.4 No Right to Continued Employment or Benefits. No provision in this Agreement shall create any third-party beneficiary or other right in any employee or former employee of any Seller or in any employee, partner or member or former employee, partner or member of Buyer or Zone Trading (including any beneficiary or dependent of any thereof) in respect of continued employment, partnership or membership (or resumed employment, partnership or membership) with any Seller, Buyer or Zone Trading or in respect of any benefits that may be provided, directly or indirectly, under any plan, agreement or arrangement maintained by any Seller, Buyer or Zone Trading. Except as may be otherwise expressly provided in this Agreement, neither Buyer nor Zone Trading is under any obligation to establish any employment, partnership, membership or other relationship with any employee of the Sellers, provide any Transferred Employee with any particular compensation, distributions or benefits, or make any payments or provide any benefits to any employees of the Sellers.

Article 6

SURVIVAL; INDEMNIFICATION

6.1 Survival of Representations and Warranties. All representations and warranties in this Agreement, and any right to indemnification with respect thereto, shall survive the consummation of the transactions contemplated hereby and any investigation made by or on behalf of any party and continue for a period of one (1) year following the earlier of either the Second Closing Date or the termination of this Agreement and shall then terminate (the “Rep Termination Date”); provided that if any claims have been asserted with respect to any such representations or warranties (including any claim of indemnification with respect thereto) prior to the Rep Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any such claims, and provided, further, that the representations and warranties in Sections 2.7 and 2.11 shall survive until thirty (30) days after expiration of the applicable statutes of limitations.

6.2 Indemnification by Sellers.

(a) Sellers shall indemnify and hold harmless Buyer, Zone Trading and Overunder, each of their respective Affiliates and each of their respective officers, directors, members, employees, agents, heirs, successors, assigns and representatives (collectively, “Buyer Indemnitees”) from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments or penalties (including legal fees and expenses and interest on the amount of any of the foregoing at the Applicable Rate from the date suffered or incurred), whether now known or subsequently discovered (a “Loss”) to the extent arising out of, resulting from, related to or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or any of the covenants or agreement of Sellers or any of their Affiliates contained in, this Agreement or any of the Transaction Agreements; (ii) any Excluded Liability; (iii) the employment of any Transferred Employee prior to such Employee’s Employee Transition Date, the employment of any other Employee, or the termination of any

Employee, by Sellers or any Affiliate of Sellers; or (iv) any claim by or on behalf of a Seller Assigned Employee arising from Seller’s use of such Seller Assigned Employee pursuant to Section 5.2(c) hereof.

(b) Without limiting Section 6.2(a), Sellers shall indemnify and hold harmless the Buyer Indemnitees with respect to any Loss resulting from a claim by any Person that the assignment by any Seller to Buyer of a Transferred Agreement constitutes a breach of such Transferred Agreement or is otherwise prohibited.

6.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers and their Affiliates and each of their respective officers, directors, members, employees, agents, heirs, successors, assigns and representatives (collectively, “Seller Indemnitees”) from and against any and all Losses to the extent arising out of, resulting from, related to or caused by (i) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or any of the covenants or agreements of Buyer contained in, this Agreement; (ii) any Assumed Liability, (iii) the employment of any Transferred Employee after such Employee’s Employee Transition Date (but excluding any liability related to Seller’s use of any Seller Assigned Employee pursuant to Section 5.2(c) hereof), or (iv) any assertion of any Protrader Claims by the Protrader Claims Group or any one or more members thereof.

6.4 Indemnification Procedure.

(a) Whenever any Loss shall be asserted against or incurred by any Buyer Indemnitee or Seller Indemnitee, such Buyer Indemnitee or Seller Indemnitee (or, if not a party, the party that is related to such Buyer Indemnitee or Seller Indemnitee) (the “Indemnified Party”), shall give written notice thereof (a “Claim”) to Sellers or Buyer, respectively (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail such information as the Indemnified Party may have with respect to the Claim (including in any case copies of any summons, complaint or other pleadings that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). The failure to give such notice shall not relieve the Indemnifying Party of any of its indemnification obligations under this Agreement unless (and then only to the extent that) such failure materially and adversely affects the ability of the Indemnifying Party to defend against the Claim.

(b) If the Claim is based on a claim of a Person that is not a party to this Agreement, the Indemnifying Party shall, at its expense, undertake the defense of such Claim, with counsel of its own choice (such counsel being subject to written approval by the Indemnified Party, which approval shall not be unreasonably withheld or delayed), and shall pay any amounts in settlement and all costs and damages awarded against or incurred by the Indemnified Party or any other Indemnified Person, with the Indemnifying Party having the right to control the defense and settlement of such Claim; provided, however, that (i) each Indemnified Person shall have the right to participate in the defense of such matter with counsel of its own choice, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (x) in the Indemnified Party’s reasonable judgment, based upon the advice of its counsel, it is advisable in light of the separate interests of the Indemnified Person and the Indemnifying Party for the Indemnified Person to be represented by separate counsel, or (y) the

Indemnifying Party shall not have employed counsel to represent or defend the Indemnified Person within a reasonable time after notice of the Claim; in either such case, the reasonable fees and expenses of separate counsel shall be paid by the Indemnifying Party; and (ii) the Indemnified Person shall approve in writing (such approval not to be unreasonably withheld or delayed) any settlement or compromise, or any consent to the entry of any judgment with respect to the Claim, unless such settlement, compromise or consent includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Person of a release from all liability in respect to such Claim and there shall be no other terms or conditions as part of such settlement, compromise or consent that could reasonably be expected to materially and adversely affect any such Indemnified Person. To the extent requested by the Indemnifying Party, each Indemnified Person agrees to reasonably cooperate with the Indemnifying Party and its counsel in connection with the Claim, provided that the Indemnifying Party shall reimburse the Indemnified Person for any direct out-of-pocket expenses associated with the same. Each Indemnified Person and each Indemnifying Party shall use reasonable efforts to keep the other party informed at all times as to the status of its efforts with respect to any Claim covered hereby and to consult with the other party concerning its efforts.

6.5 Limitation on Liability. Notwithstanding any other provision of this Agreement, neither Buyer nor Sellers shall have any liability for Losses for breach of any of the representations and warranties made by such Persons in Article 2 or Article 3 hereof or for any indemnification with respect thereto until the aggregate amount of such Losses exceeds, on a cumulative basis, $25,000, provided that, for the avoidance of doubt, once Losses have exceeded that amount, the responsible party shall be responsible for all such Losses, both above and below such amount. Notwithstanding any other provision of this Agreement, and except as otherwise provided in the last sentence of Section 8.4(b) of the License-Back Agreement, Sellers, on the one hand, and Buyer, on the other hand, shall not have any liability for Losses (on a cumulative basis), whether pursuant to the indemnification provisions hereof, any indemnification provisions under this Agreement, the Co-Location Agreement or the License-Back Agreement or otherwise, in excess, in the aggregate, of $7,750,000.

Article 7

TERMINATION

7.1 Termination of Agreement. This Agreement may be terminated at any time by mutual written consent of Sellers, Buyer, Zone Trading and Overunder.

Article 8

DEFINITIONS

8.1 Certain Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings as used in this Agreement:

“Affiliate” shall mean any Person controlling, controlled by, or under common control with, the Person in question.

“Applicable Law” shall mean all applicable federal, state, foreign and other laws and all applicable rules, regulations, interpretations and orders of any relevant Authority.

“Applicable Rate” shall mean a rate per annum equal to the Prime Rate plus two (2) percentage points.

“Authority” shall mean any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or any possession or territory thereof, or of any state, local, foreign or other government, of any other public or self-regulatory authority, commission, board, agency or other instrumentality (including the United States Securities and Exchange Commission or any securities exchange or the National Association of Securities Dealers), or any subdivision or office of any of the foregoing.

“Burch” shall mean David R. Burch.

“Bunda” shall mean John Bunda.

“Business Day” shall mean any day except a Saturday, Sunday or other day in which commercial banks in New York, New York or Austin, Texas are generally authorized to close.

“Buyer Group” shall mean Buyer, Zone Trading and Overunder.

“Buyer Prohibited Business” shall mean (a) the operation of an ECN or (b) (i) securities trading for the account of any third party and/or (ii) facilitating execution of securities transactions for any third party as an agent for such third party; provided, however, that such term does not include (x) securities trading for the account of, or facilitating the execution of securities transactions for, (i) any hedge fund, money management or automated trading business in which Buyer, Zone Trading, Overunder, Burch, Jamail, Kershner or any of their respective Affiliates (collectively, the “Buyer Restricted Group”), or any one or more of the members of the Buyer Restricted Group, is a principal or (ii) any Person under the Control of the Buyer Restricted Group or any one or more of the members of the Buyer Restricted Group; (y) securities trading on a principal trading basis with or without the use of external financing or funding; or (z) securities trading for the account of, or facilitating the execution of securities transactions for, any Person with respect to which the primary direct or indirect beneficiary of such trading is a single individual, the members of such individual’s family and/or related trusts.

“Cause” shall mean (i) the commission by an Employee of any act or omission that would constitute a felony under Applicable Law; (ii) the commission by an Employee of any act of moral turpitude; (iii) fraud, dishonesty or other acts or omissions by an Employee that result in a breach of any fiduciary or other material duty of such Employee to any Seller or any one or more of Sellers’ Affiliates; (iv) continued alcohol or other substance abuse by the Employee that renders the Employee incapable of performing his or her material duties to the satisfaction of any Seller or any one or more of Sellers’ Affiliates; (v) any act or omission by the Employee that is a violation of any Applicable Law or of any applicable rule or regulation of any self-regulatory organization; or (vi) any failure by the Employee to act in the best interests of the stockholders of Parent.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Development Agreement” shall mean that one certain Development and Technical Services Agreement dated as of October 1, 2001 among PGLP, Jamail, Burch and Kershner, as amended.

“Employee Benefit Plans” shall mean “employee benefit plans” as defined in Section 3(3) of ERISA and any other plans, agreements or policies (including any severance policy), in any such case, pursuant to which Sellers have any continuing obligation to provide compensation or other benefits to any Employee or any beneficiary thereof.

“Employee Transition Deadline” shall mean the earlier of the Second Closing or November 1, 2004.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” shall mean that one certain Escrow Agreement dated as of October 1, 2001 by and among Overunder, Jamail, Burch, McEntire, Bunda, Horne, Van Eman, Young, Sellers and Comerica Securities, Inc., as escrow agent thereunder, as amended.

“Execution Agreement” shall mean that one certain Execution Agreement dated as of October 1, 2001 by and among PSC, Zone Trading, Zone Equity, Jamail, Burch and Kershner, as amended.

“Existing Agreements” shall mean the Execution Agreement, the JBO Agreement, the Stock Purchase Agreement, the Interest Purchase Agreement, the License Agreements and the Development Agreement.

“First Release Agreements” shall mean the Escrow Agreement, the Execution Agreement, the Interest Purchase Agreement, the License Agreements, the Development Agreement and (to the extent set forth in the First Release) the Escrow Agreement.

“Governing Documents” shall mean with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and limited liability company agreement or regulations; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Gr8Trade System” shall mean all Versions of the Transferred Software, together with all related hardware, software, networks, feeds, lines and systems, as may be necessary to operate and utilize the same in a production environment.

“Horne” shall mean Laura Horne.

“Indemnified Person” shall mean a Buyer Indemnitee or a Seller Indemnitee.

“Intellectual Property Rights” shall mean any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations or extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights; inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) copyrights, applications, registrations and renewals therefor, and works of authorship; (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding federal, state or foreign statutory or common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; (v) mask works; (vi) moral rights, author’s rights or rights of publicity; (vii) claims, causes of action and defenses relating to the enforcement of any of the foregoing; and (viii) the goodwill associated with each of the foregoing. For the avoidance of doubt, “Intellectual Property Rights” includes any and all of the foregoing related to computer software, data files, source code, object code, application programming interfaces, techniques, methodologies, algorithms, processes, theories, designs, concepts, product or other information, formulae, routines, results, specifications, objects, comments, screens, report formats, templates, menus, buttons, icons, files, manuals, documentation, specifications, databases or other materials or information.

“Interest Purchase Agreement” shall mean that one certain Interest Purchase Agreement dated as of July 23, 2001 between Sellers, Jamail, Burch, Overunder, McEntire, Bunda, Horne, Van Eman and Young, as amended.

“Jamail” shall mean David G. Jamail.

“JBO Agreement” shall mean that one certain Joint Back Office Participation Agreement dated as of December 5, 2001 between ICS and Zone Trading, as amended.

“Knowledge” means the actual knowledge of Parent or ICS and any of the individuals listed on Schedule 8.1-A, without specific investigation or inquiry by such Person.

“License Agreements” shall mean those five (5) license agreements dated as of October 1, 2001 by and among Protrader Technologies and each of Zone Trading, Zone Equity, Jamail, Burch and Kershner, respectively, as amended.

“McEntire” shall mean John A. McEntire IV.

“Permitted Lien” shall mean any mortgage, pledge, lien, security interest, encumbrance, charge or other claim of any kind (including any lien for taxes owed by PGLP or any Person that was then an Affiliate or predecessor of PGLP) on any Asset to the extent that (i) such encumbered Asset was owned by PGLP (or any Person that was then an Affiliate or predecessor of PGLP) prior to October 1, 2001, and (ii) such encumbrance arose prior to October 1, 2001.

“Person” shall mean an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, association, joint stock company, Authority, or any other form of association or entity.

“Prime Rate” shall mean the “prime rate” as published from time to time in The Wall Street Journal (currently in the “Money Rates” section) or, in the event that such rate is no longer published in the Wall Street Journal, then the prime rate as published in another periodical of general circulation selected by Buyer. In the event more than one such rate, or a range of such rates, is published, then the Prime Rate shall be the highest of such rates.

“Protrader Claims” shall mean the definition set forth on Schedule 8.1-B attached hereto.

“Related Trading Group” shall mean collectively Burch, Jamail, Kershner, Overunder, Gammon LLC, a Delaware limited liability company, any of their respective Affiliates (other than Buyer or Zone) who currently have accounts with Sellers or any of Sellers’ Affiliates and/or any of their respective immediate family members who currently have accounts with Sellers or any of Sellers’ Affiliates.

“Released Claims” shall mean all claims that are to be released pursuant to the First Release or the Second Release, as applicable.

“Second Closing Conditions” shall mean that:

(a) Each of Andrew Banhidi and Schulz have agreed in writing (such agreement not to be unreasonably withheld or delayed) that each of the items described on Schedule 1.12 has been accomplished; and

(b) Sellers shall have terminated all End-User Licenses and removed all customers from Gr8Trade, with no liability to Buyer, except as provided in Section 4.2(d).

“Seller Group” shall mean Sellers and the Protrader Entities.

“Seller Prohibited Business” shall mean (i) securities trading for the account of any Seller or any one or more of their respective Affiliates in a proprietary capacity whether partially or completely funded by any Seller or one or more of their respective Affiliates, or (ii) securities trading for the account of any other Person that is funded in part or completely by any Seller or one or more of their respective Affiliates; provided, however, that any securities trading for the account of any Seller or one or more of their respective Affiliates in a proprietary capacity or for the account of any such Person that is funded in part or completely by any Seller or one or more of their respective Affiliates and done for the specific purpose of reversing, correcting, completing or otherwise remedying any trading errors or in order to facilitate customer transactions shall not be considered, for the purposes of this definition, a Seller Prohibited Business.

“Smart Router” shall mean Sellers’ proprietary order-routing technology that allows Sellers’ customers to route and execute market orders in more than one venue.

“Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of December 5, 2001 between ICS and Zone Trading, as amended.

“Taxes” shall mean all sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes and other similar taxes or similar governmental charges, including any interest, penalties or additions to tax in respect thereto, under any federal, state, local, foreign or other applicable tax law.

“Transaction Agreements” shall mean this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Copyrights, the Assignment of Servicemarks and Trademarks, the First Release, the Second Release, the License-Back Agreement, the Co-Location Agreement, the PGLP Assignment, the Protrader Management Assignment and any other document executed in connection with this Agreement.

“Transition Period” shall mean the period between the Effective Time of the First Closing and the Effective Time of the Second Closing, provided, however, that, at Buyer’s sole election, the Transition Period shall be deemed to have expired if the Second Closing shall not have occurred prior to December 1, 2004.

“Van Eman” shall mean Currin Van Eman.

“Versions” shall mean, with respect to any software, all versions or releases of any thereof (whether past versions or releases, shipping versions or releases, or versions or releases currently under development, and whether English or foreign language versions or releases).

“Young” shall mean Shane Young.

8.2 Certain Other Defined Terms. The following terms used in this Agreement are defined in the respective sections set forth below:

Term	Defined in Section
Affiliate	Section 8.1
Agreement	Preamble
Agreement Confidential Information	Section 4.5(a)
Allocation Amount	Section 1.8(b)
Applicable Law	Section 8.1
Applicable Rate	Section 8.1
Approved Customers	Section 4.2(d)
Approved Licenses	Section 1.13(b)

Term	Defined in Section

Assets	Section 1.1
Assumed Liabilities	Section 1.4
Authority	Section 8.1
Bonus Date	Section 1.13
Books and Records	Section 1.1(h)
Bunda	Section 8.1
Burch	Preamble
Business Day	Section 8.1
Buyer	Preamble
Buyer Group	Section 8.1
Buyer Indemnitees	Section 6.2(a)
Buyer Prohibited Business	Section 8.1
Cause	Section 8.1
CBX	Section 4.15
Chosen Courts	Section 9.8(a)
Claim	Section 6.4(a)
Clearing Transition Date	Section 4.13(a)
Co-Location Agreement	Section 1.11(h)
Common Product Elements	Section 1.3(a)
Consideration	Section 1.8(a)
Contingent Transferred Agreement	Section 4.2(a)
Control	Section 8.1
Development Agreement	Section 8.1
Documentation	Section 1.1(c)
Early Satisfaction Date	Section 1.13
Effective Date	Preamble
Effective Time of the First Closing	Section 1.10
Effective Time of the Second Closing	Section 1.12
Employee Benefit Plans	Section 8.1
Employees	Section 5.1
Employee Transition Date	Section 5.1
Employee Transition Deadline	Section 8.1
End-User Licenses	Section 2.7(a)
ERISA	Section 8.1
Escrow Agreement	Section 8.1
Excluded Assets	Section 1.3
Excluded Liabilities	Section 1.5
Exclusive Asset	Section 4.20
Execution Agreement	Section 8.1
Existing Agreements	Section 8.1
First Closing	Section 1.10
First Closing Date	Section 1.10
First Release	Section 1.7(a)
First Release Agreements	Section 8.1
Form End-User License	Section 2.7(a)

Term	Defined in Section
Governing Documents	Section 8.1
Gr8Trade	Recitals
Gr8Trade System	Section 8.1
HFC Data Center	Section 4.12(b)
Horne	Section 8.1
ICS	Preamble
Indemnified Party	Section 6.4(a)
Indemnified Person	Section 8.1
Indemnifying Party	Section 6.4(a)
Intellectual Property Rights	Section 8.1
Interest Purchase Agreement	Section 8.1
Jamail	Preamble
JBO Agreement	Section 8.1
Kershner	Preamble
Knowledge	Section 8.1
Leased Equipment	Section 4.19
License Agreements	Section 8.1
License-Back Agreement	Section 1.11(g)
Liens	Section 2.7(a)
Loss	Section 6.2(a)
McEntire	Section 8.1
Noncompete Period	Section 4.17(a)
Overunder	Preamble
Parent	Preamble
Pay-off Amount	Section 4.19
Permits	Section 1.1(i)
Permitted Lien	Section 8.1
Person	Section 8.1
PGLP	Preamble
PGLP Assignment	Section 1.1(i)
Portal Licenses	Section 2.7(a)
Prime Rate	Section 8.1
Protrader Claims	Section 8.1
Protrader Claims Group	Recitals
Protrader Entities	Preamble
Protrader Management	Preamble
Protrader Management Assignment	Section 1.1(j))
Protrader Technologies	Preamble
PSC	Preamble
Related Trading Group	Section 8.1
Released Claims	Section 8.1
Rep Termination Date	Section 6.1
Residual Knowledge	Section 4.6(a)
Retained Products	Section 1.3(a)
Schulz	Section 1.11(q)

Term	Defined in Section

Second Closing	Section 1.12
Second Closing Conditions	Section 8.1
Second Closing Date	Section 1.12
Second Release	Section 1.7(b)
Sellers	Preamble
Seller Assigned Employees	Section 5.2(c)
Seller Group	Section 8.1
Seller Indemnitees	Section 6.3
Seller Prohibited Business	Section 8.1
Smart Router	Section 8.1
Stock Purchase Agreement	Section 8.1
Tangible Assets	Section 1.1(g)
Taxes	Section 8.1
Testing Materials	Section 1.1(b)
Transaction Agreements	Section 8.1
Transferred Agreements	Section 1.1(f)
Transition Assets	Section 4.12(b)
Transferred Employee	Section 5.1
Transferred Internet Assets	Section 1.1(e)
Transferred IP	Section 1.1(k)
Transferred Marks	Section 1.1(d)
Transferred Software	Section 1.1(a)
Transition Assets	Section 4.12(b)
Transition Period	Section 8.1
Van Eman	Section 8.1
Versions	Section 8.1
Wage Claims	Section 2.17
Young	Section 8.1
Zone Trading	Preamble

Article 9

GENERAL TERMS AND CONDITIONS

9.1 Notices. Any notice or other communication required or permitted to be sent hereunder to any party under this Agreement shall be in writing and either delivered (including delivery by personal delivery, by telecopy or by courier service) or mailed by registered or certified mail, properly stamped and addressed to the party entitled to receive such notice or other communication at the address reflected below or at such other address as such party shall request in a written notice sent to the sending party:

(1)	If to Sellers:

Instinet Group Incorporated

3 Times Square New York,

New York 10036

Attention: Paul A. Merolla

Facsimile Number: (212) 593-8040

Phone Number: (212) 310-7548

With a copy to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Attention: Yvette Teofan

Facsimile Number: (212) 225-3999

Phone Number: (212) 225-2636

(2)	If to Buyer:

Zone Trading Partners, LLC

805 Las Cimas Parkway

Suite 100

Austin, Texas 78746

Attention: Jane E. Harvey

Facsimile Number: (512) 306-1192, ext. 227

Phone Number: (512) 306-1513

With a copy to:

James M. Laughead

Graves, Dougherty, Hearon & Moody

2300 Bank of America Tower

Austin, Texas 78701

Facsimile Number: (512) 478-1976

Phone Number: (512) 480-5654

(3)	If to Overunder:

Overunder, LLC

805 Las Cimas Parkway

Suite 100

Austin, Texas 78746

Attention: Andrew Kershner

Facsimile Number: (512) 306-1192

Phone Number: (512) 306-1513

with a copy to:

Phillip M. Slinkard, Esq.

Hughes & Luce, LLP

111 Congress Ave., Suite 900

Austin, Texas 78701

Facsimile Number: (512) 482-6854

Phone Number: (512) 482-6803

Such notice shall be deemed effective as of the date of delivery (if delivered in the manner set forth above) or three (3) days after the date of mailing (if mailed in the manner set forth above).

9.2 No Agency. This Agreement shall not constitute an appointment of any of the parties hereto as the legal representative or agent of any other party hereto nor shall any party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, in the name or on behalf of the other party hereto.

9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement, or the application thereof to any Person or under any circumstances, shall be invalid or unenforceable to any extent under Applicable Law, and the extent of such invalidity or unenforceability does not cause substantial deviation from the underlying intent of the parties as expressed in this Agreement, then such provision shall be deemed severed from this Agreement with respect to such Person or circumstances, without invalidating the remainder of this Agreement or the application of such provision to other Persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed, which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

9.4 Assignment and Succession. Except as expressly permitted herein, no party may assign or otherwise transfer any rights, interests or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such party for any reason whatsoever or for no reason, and any attempted assignment in violation of this provision shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.5 Amendments and Waivers; Certain Notices. No waiver of any provision of this Agreement, or any consent to any departure by any party therefrom, shall be effective unless made in writing and signed by the party to be charged with the waiver or consent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. This Agreement may only be amended by written agreement executed by each of the parties hereto. No notice to or demand on any party in any case shall entitle such party or any other Person to any other or further notice or demand in similar or other circumstances.

9.6 Further Assurances. Each of the parties hereto agrees that, from and after each Closing, upon the reasonable request of the other party hereto and without further consideration,

such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including the effective consummation of all of the transactions contemplated by this Agreement, and the correction of errors and defects in this Agreement and any of the Transaction Agreements, documents or instruments executed in connection with this Agreement.

9.7 Absence of Third-Party Beneficiaries. With the exception of the representations, warranties and covenants made herein by Sellers, the Protrader Entities and their Affiliates for the benefit of each member of the Protrader Claims Group and the Related Trading Group, no provisions of this Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement except as specifically provided in Section 6.2 or Section 6.3 hereof, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

9.8 Governing Law, Etc.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) that, to the extent such Party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such Party’s agent for acceptance of legal process (provided that any obligation under this clause (ii) shall terminate six (6) years after the First Closing Date), (iii) that, to the fullest extent permitted by Applicable Law, service of process may also be made on such Party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and (iv) that service made pursuant to (ii) or (iii) above shall, to the fullest extent permitted by Applicable Law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. Each party irrevocably agrees for the exclusive benefit of the other parties hereto that the U.S. District Court for the District of Delaware, the Chancery Court of the State of Delaware, the Superior Court of the State of Delaware or the Supreme Court of the State of Delaware (the “Chosen Courts”) shall have jurisdiction to hear and determine or settle any dispute that may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement may be brought in the Chosen Courts.

(b) Each party hereto irrevocably waives any objection to the venue of the courts designated in this Section 9.8 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

9.9 Interpretation. When a reference is made in this Agreement to any Schedule or Exhibit, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated. Each instance in this Agreement of the words “include,” “includes,” and “including”

shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “days” means calendar days, not Business Days, unless otherwise specified. Unless otherwise specified, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Similarly, unless otherwise specified, the words “therein,” “thereof” and “thereunder” and other words of similar import refer to a particular agreement or other instrument as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Unless otherwise specified, any reference to articles, sections or clauses are to articles, sections or clauses of this Agreement. Unless otherwise specified, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein. Unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include the heirs, successors and permitted assigns of such party. Unless otherwise specified, any reference to a statute includes and refers to the statute itself, as well as to any rules and regulations made and duly promulgated pursuant thereto, and all amendments made thereto and in force currently from time to time and any statutes, rules or regulations thereafter duly made, enacted and/or promulgated, as may be appropriate, and/or any other governmental actions thereafter duly taken from time to time having the effect of supplementing or superseding such statute, rules, and/or regulations. The language in all parts of this Agreement shall be in all cases construed according to its plain meaning and not strictly for or against one or more of the parties hereto. Any table of contents or headings contained in this Agreement are for reference purposes only and shall not be construed to affect the meaning or interpretation of this Agreement. When required by the context, (i) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; and (ii) the masculine gender shall include the feminine and neuter genders and vice versa. Unless the context requires otherwise, derivative forms of any capitalized term defined in this Agreement shall have the comparable meaning to that of such term.

9.10 Entire Agreement. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto or thereto (or by any representative of any thereof) relating to the matters contemplated hereby and thereby. The Transaction Agreements (together with the schedules and exhibits hereto and thereto) constitute the entire agreement by and among the parties hereto and thereto and there are no agreements or commitments with respect to the subject matter thereof except as expressly set forth herein or therein. The parties acknowledge and agree that this Agreement and such other writings constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the subject matter hereof or thereof, and that separate agreements have been used for the sake of convenience. The Exhibits and Schedules to this Agreement shall constitute an integral part of this Agreement. To the extent that any of the Assets constitute “Confidential Information” under the Non-Disclosure Agreement dated February 2, 2004 between Parent and Zone Trading, Zone Trading and its Affiliates are hereby released from any obligation under such Non-Disclosure Agreement with respect to such “Confidential Information.”

9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

9.12 Expenses. Except as otherwise specified in this Agreement, each of the parties agrees to pay its own expenses in connection with the transactions contemplated by this Agreement, including without limitation legal, consulting, accounting and investment banking fees, whether or not such transactions are consummated.

9.13 Remedies. Except as may be specifically provided in this Agreement, (i) in the event of a breach or threatened breach by any party of any provision of this Agreement, then, in addition to any other available remedies to which the other party or parties may be entitled, including termination, specific performance and the recovery of damages, the other party or parties shall be entitled to an injunction restraining such party from breaching or attempting to breach, in whole or in part, any of the provisions of this Agreement, and (ii) in the event of a breach by any party of any provision of this Agreement, the nonbreaching or (in the event of litigation) the prevailing party or parties shall be entitled to recover from the breaching or nonprevailing party or parties all reasonable costs and attorneys’ fees incurred by the nonbreaching or prevailing party or parties in seeking any of such remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties this 28th day of May, 2004, to be effective as of the Effective Date.

SELLERS:

INSTINET GROUP INCORPORATED

By:	/s/ John F. Fay

John F. Fay (Print Name)

Chief Financial Officer (Print Title)

INSTINET CLEARING SERVICES, INC.

By:	/s/ Alexander Goor

Alexander Goor

Executive Vice President

PROTRADER ENTITIES:

PROTRADER GROUP LIMITED PARTNERSHIP

By:	ProTrader Group Management, LLC, General Partner

By:	Instinet Group Incorporated, its Manager

By:	/s/ John F. Fay

John F. Fay

Chief Financial Officer

PROTRADER GROUP MANAGEMENT, LLC

By:	Instinet Group Incorporated, its Manager

By:	/s/ John F. Fay

John F. Fay

Chief Financial Officer

PROTRADER SECURITIES, LP

By:	/s/ John F. Fay

John F. Fay

Chief Financial Officer

INSTINET BROKERAGE SOLUTIONS, L.P.

By:	Protrader Technologies Management, LLC, General Partner

By:	Instinet Group Incorporated, its Manager

By:	/s/ John F. Fay

John F. Fay

Chief Financial Officer

BUYER:

ZONE TECHNOLOGY PARTNERS, LLC

By:	/s/ Jane Harvey

Jane Harvey

President

ZONE TRADING PARTNERS, LLC

By:	/s/ Jane Harvey

Jane Harvey

President

OVERUNDER, LLC

By:	/s/ Andrew S. Kershner
Andrew S. Kershner, Co-Trustee of the Trust Agreement of Andrew S. Kershner, dated November 30, 2001, Sole Member

By:	/s/ Susan H. Graf
Susan H. Graf, Co-Trustee of the Trust Agreement of Andrew S. Kershner, dated November 30, 2001, Sole Member

The undersigned is executing this Agreement solely for purposes of Section 4.17 hereof:

/s/ Andrew S. Kershner ANDREW S. KERSHNER

EXHIBITS

Exhibit A	First Release
Exhibit B	Second Release
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Assignment of Copyrights
Exhibit F	Assignment of Servicemarks and Trademarks
Exhibit G	License-Back Agreement
Exhibit H	Co-Location Agreement
Exhibit I	PGLP Assignment
Exhibit J	Protrader Management Assignment
Exhibit K	Patent Assignment
Exhibit L	Non-Compete Agreement

SCHEDULES

Schedule 1.1(a)	Transferred Software
Schedule 1.1(b)	Testing Materials
Schedule 1.1(c)	Documentation
Schedule 1.1(d)	Names and Marks
Schedule 1.1(e)	Transferred Internet Assets
Schedule 1.1(f)	Transferred Agreements
Schedule 1.1(g)	Tangible Assets
Schedule 1.1(h)	Books, Records and Other Materials
Schedule 1.1(i)	Permits
Schedule 1.2	Ownership Percentages of Protrader Claims Group
Schedule 1.3(a)-1	Retained Products
Schedule 1.3(a)-2	Certain Common Product Materials
Schedule 1.3(b)	Retained Names and Marks
Schedule 1.4(ii)	Certain Assumed Liabilities
Schedule 1.8(b)	Allocation of Consideration from Escrow Accounts
Schedule 1.12	Certain Conditions to the Second Closing
Schedule 2.4	Consents and Approvals
Schedule 2.7(b)-1	End-User Licensees
Schedule 2.7(b)-2	Form End-User License
Schedule 2.9(d)	Intellectual Property Matters
Schedule 2.14(a)	Litigation
Schedule 2.18	Certain Agreements
Schedule 3.6	Certain Proceedings Regarding Buyer
Schedule 4.10	Covenant Regarding Protrader Claims
Schedule 4.12(a)	Certain Resources
Schedule 4.12(b)	Certain Transition Agreements for Austin Co-Location Facility
Schedule 4.19	Leased Equipment
Schedule 5.1	Employees
Schedule 5.2(c)	Certain Terms related to Seller Assigned Employees

Schedule 5.3	Benefits to Transferred Employees
Schedule 8.1-A	Knowledge
Schedule 8.1-B	Definition of Protrader Claims

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